Exhibit 10.3

ACRES COMMERCIAL REALTY CORP.

$200,000,000 8.625% Senior Secured Notes due July 31, 2031

______________

NOTE PURCHASE AGREEMENT

______________

August 6, 2026

TABLE OF CONTENTS

Page

1.	Authorization of Notes; Security Documents; etc	1
2.	Sale and Purchase of Notes	2
3.	Closing	2
4.	Conditions to Closing	2
4.1	Representations and Warranties Correct	2
4.2	Performance; No Default	2
4.3	Compliance Certificate	3
4.4	Payment of Transaction Costs	3
4.5	Opinions of Counsel for the Company	3
4.6	Required Consents	3
4.7	Legal Investment; Certificate	3
4.8	Sale and Purchase Not Forbidden by Law	3
4.9	Proceedings and Documents	3
4.10	Security Documents; Collateral	4
4.11	DTC	5
4.12	Merger	5
4.13	Amendment to Existing Credit Agreement	5
4.14	Certain Additional Documents to be Delivered at or Prior to the Closing	5
4.15	Post-Closing Obligations	5
5.	Representations and Warranties	5
5.1	Organization, Standing, etc	5
5.2	Names; Jurisdictions of Organization; Subsidiaries	6
5.3	SEC Documents; Financial Statements; No Undisclosed Liabilities.	6
5.4	Shares; Voting Provisions; Options, etc	7
5.5	Absence of Certain Changes	8
5.6	Tax Returns and Payments	8
5.7	Debt, Liens and Transactions with Affiliates	8
5.8	Title to Properties; Liens; Leases; Real Property	9
5.9	Litigation, etc	9
5.10	Valid and Binding Obligations; Compliance with Other Instruments; Absence of Restrictions, etc	9
5.11	ERISA	11
5.12	Consents, etc	12
5.13	Proprietary Rights; Licenses	12
5.14	Offer of Notes; Investment Bankers	13
5.15	Government Regulation	13
5.16	Disclosure	13
5.17	Labor Relations; Suppliers, Distributors and Customers	13

i

5.18	Foreign Assets Control Regulation, etc	14
5.19	REIT	14
6.	Use of Proceeds; Federal Reserve Board Regulations, etc	15
7.	Information as to Company	15
8.	Inspection; Confidentiality	20
9.	Prepayment of Notes	21
9.1	Optional Prepayments	21
9.2	Required Prepayments	21
9.3	Maturity; Accrued Interest; Surrender, etc	22
9.4	Purchase of Notes	22
9.5	Payment on Non-Business Days	22
9.6	Option to Decline Prepayment	22
9.7	Make-Whole Amount	22
10.	Copies of Certain Documents	23
11.	Covenants	23
11.1	Books of Record and Account; Reserves	23
11.2	Payment of Taxes; Existence; Maintenance of Properties; Compliance with Laws; Lines of Business; Proprietary Rights and Licenses	23
11.3	Insurance	24
11.4	Maintenance of Rating	24
11.5	Financial Covenants	24
11.6	Limitation on Debt	25
11.7	Limitations on Restricted Payments	26
11.8	Limitation on Liens	26
11.9	Limitation on Transactions with Affiliates	26
11.10	Limitation on Line of Business	26
11.11	Limitation on Merger or Consolidation	26
11.12	Limitation on Sale of and Liens on Collateral	27
11.13	Modification of Certain Documents, Agreements and Instruments, Fiscal Year	27
11.14	Further Assurances	27
12.	Definitions.	28
12.1	Definitions of Capitalized Terms	28
12.2	Other Definitions	49
12.3	Accounting Terms and Principles; Laws	50
13.	Remedies	50
13.1	Events of Default Defined; Acceleration of Maturity.	50
13.2	Suits for Enforcement, etc	54
13.3	No Election of Remedies	54
13.4	Remedies Not Waived	55
13.5	Application of Payments	55

13.6	Equity Cure	55
14.	Registration, Transfer and Exchange of Notes; Restrictions on Transfer	56
14.1	Registration of Notes	56
14.2	Transfer and Exchange of Notes	56
14.3	Restrictions on Transfer and Exchange of Global Notes	59
15.	Replacement of Notes	60
16.	Amendment and Waiver	60
17.	Method of Payment of Notes	61
17.1	Place of Payment	62
17.2	Payment by Wire Transfer	62
17.3	FATCA Information	62
18.	Expenses; Indemnity	63
19.	Taxes	63
20.	Communications	63
21.	Survival of Agreements, Representations and Warranties, etc	64
22.	Successors and Assigns; Rights of Other Holders	65
23.	Purchase for Investment; ERISA	65
24.	Governing Law; Jurisdiction; Waiver of Jury Trial	67
25.	Miscellaneous	67
26.	Interest Rate Limitation	68
27.	Collateral Agent	68
27.1	Appointment and Authority	69
27.2	Exculpatory Provisions	69
27.3	Reliance by Collateral Agent	73
27.4	Delegation of Duties	73
27.5	Fees and Expenses	73
27.6	Indemnification	74
27.7	Resignation and Removal of Collateral Agent	74
27.8	Merger or Consolidation	76
27.9	Non-Reliance on Collateral Agent and Holders of Notes	76
27.10	Collateral Agent May File Proofs of Claim	76
27.11	Collateral Matters	76
27.12	Paying Agent and Registrar; Third Party Beneficiaries	77

Schedule I Schedule of Purchasers

Exhibit A DTC Legend

Exhibit B Restricted Legend

Exhibit 1(a) Form of Note

Exhibit 3 Wire Instructions

Exhibit 4.5 Opinions of Counsel

Exhibit 4.9(c)(ii) UCC-1 Financing Statements

Exhibit 4.9(c)(iii) Form of Perfection Certificate

Exhibit 4.15 Additional Documents to Delivered at or Prior to the Closing

Exhibit 5.2 Subsidiaries

Exhibit 5.4(a) Organizational Chart

Exhibit 5.7(a) Debt, Liens, Investments, Transactions with Affiliates

Exhibit 11.5 Financial Covenants / Compliance Certificate

ACRES COMMERCIAL REALTY CORP.

August 6, 2026

To each of the Purchasers
(together with their respective
successors and assigns, the “Purchasers”)
named on Schedule I attached hereto

Ladies and Gentlemen:

ACRES Commercial Realty Corp. (the “Company”), agrees with the Purchasers and, solely for purposes of Section 4.10 and Section 27, UMB Bank, N.A, in its capacity as the collateral agent for the benefit of the Purchasers (in such capacity, the “Collateral Agent”), as follows. Certain capitalized terms used herein shall have the meanings assigned to such terms in Section 12.

1. Authorization of Notes; Security Documents; etc.

(a) The Company has authorized the issue and sale of its 8.625% Senior Secured Notes due July 31, 2031 (together with any notes issued in exchange therefor or replacement thereof in accordance herewith, the “Notes”) in the aggregate principal amount of $200,000,000. The Notes are to be substantially in the form of Exhibit 1(a) attached hereto.

(b) Interest on the Notes shall accrue at the rate of 8.625% per annum (computed on the basis of a 360-day year of twelve 30-day months, and shall be payable semi-annually on each January 31 and July 31, commencing January 31, 2027, and at maturity (whether scheduled or by acceleration, declaration, prepayment or otherwise), in each case to the holder(s) in whose name the Notes are registered at 5:00 p.m. New York time on the fifteenth (15th) calendar day prior to such date of payment. Upon the occurrence and during the continuance of an Event of Default, (x) automatically, with respect to any Event of Default occurring pursuant to Sections 13.1(a), 13.1(b), 13.1(c) (which has occurred solely as a result of a breach of Section 11.7), 13.1(e), 13.1(f) or 13.1(g), and (y) at the election of the Required Holders, with respect to any other Event of Default not specified in the preceding clause (x), the Notes and all accrued and unpaid interest (including capitalized interest) shall accrue interest from the first day of any such Event of Default at an additional 2.00% per annum. In no event shall the amount paid or agreed to be paid as interest and premium on any Note exceed the highest lawful rate permissible under any law applicable thereto.

(c) The Notes shall be secured by and entitled to the benefits of perfected security interests and Liens, subject only to Liens permitted under Section 11.12, in and on Collateral of the Company and each Grantor (as defined in the Pledge and Security Agreement), pursuant to and as set forth more fully in the Pledge and Security Agreement.

(d) Each Guarantor shall unconditionally Guarantee the Notes and all other obligations of the Company and its Subsidiaries, if any, under the Operative Documents pursuant to and as set forth more fully in the Guaranty Agreement, dated as of the date hereof.

(e) The issuances of Notes to each of the Purchasers are separate transactions and no Purchaser shall be liable or responsible for the acts or defaults of any other Purchaser.

2. Sale and Purchase of Notes.

2.1 The Company will issue and sell to each Purchaser and, subject to the terms and conditions hereof and in reliance upon the representations and warranties of the Company contained herein and in the other Operative Documents, each Purchaser will purchase from the Company, at the Closing, as specified in Section 3, such Notes as are specified on that portion of Schedule I attached hereto as is applicable to such Purchaser. The aggregate purchase price of the Notes shall initially be $200,000,000.

3. Closing. The closing of the sale and purchase of the Notes hereunder (the “Closing”) shall take place at the office of Alston & Bird LLP on August 6, 2026 (or on such other date as may be agreed to in writing by the Companies and each of the Purchasers) (the “Closing Date”). The Closing shall occur not later than 11:00 A.M. New York time on the Closing Date. At the Closing, the Company will deliver to each Purchaser the Notes to be purchased by such Purchaser at the Closing against payment of the purchase price thereof to (or for the benefit of) the Company in immediately available funds in accordance with the wire instructions set forth on Exhibit 3 attached hereto. Delivery of the Notes to be purchased by each Purchaser at the Closing shall be made in the form of one or more Notes, in such denominations and registered in such names as are specified on Schedule I attached hereto and in each case dated and bearing interest from the Closing Date. If at the Closing the Company shall fail to tender the Notes to be delivered to each Purchaser thereat as provided herein, or if at the Closing any of the conditions specified in Section 4 shall not have been fulfilled (or waived in writing by the Purchasers), each Purchaser shall, at its election, be relieved of obligations under this Agreement (other than those provided for in Section 8(b)), without thereby waiving any other rights such Purchaser may have by reason of such failure or such non-fulfillment.

4. Conditions to Closing. Each Purchaser’s obligation to purchase and pay for the Notes to be purchased by it hereunder at the Closing is subject to the fulfillment or waiver by such Purchaser, prior to or at the Closing, of the following conditions:

4.1 Representations and Warranties Correct. The representations and warranties made by the Company and its Subsidiaries herein and in the other Operative Documents shall have been true and correct when made, except for those that are expressly made as of a date prior to the Closing (in which case such representations and warranties shall have been true and correct in all respects as of such earlier date) and shall be true and correct in all material respects at and as of the time of the Closing (after giving effect to the transactions consummated at the Closing).

4.2 Performance; No Default. The Company shall have performed all agreements and complied with all conditions contained herein and in the other Operative Documents required to be performed or complied with by them prior to or at the Closing. At the time of the Closing (before and after giving effect to the transactions consummated at the Closing), no Default or Event of Default shall exist. Since December 31, 2025, no event shall have occurred, and no condition shall exist, which would reasonably be expected to result in a Material Adverse Change.

4.3 Compliance Certificate. The Purchasers shall have received an Officer’s Certificate, dated the Closing Date, certifying that the conditions specified in Sections 4.1 and 4.2 have been fulfilled.

4.4 Payment of Transaction Costs. The Company shall have paid (or made arrangements to pay contemporaneously with the Closing), in immediately available funds all reasonable and documented fees, expenses and disbursements incurred by the Purchasers at or prior to the time of the Closing in connection with the transactions contemplated by the Operative Documents, including, without limitation, the reasonable fees, expenses and disbursements of Alston & Bird LLP, as special counsel for all Purchasers.

4.5 Opinions of Counsel for the Company. At the Closing, the Purchasers shall have received opinions, dated the Closing Date, from (i) Hunton Andrews Kurth LLP, New York, Delaware and REIT counsel for the Company, (ii) Womble Bond Dickinson LLP, Maryland counsel to the Company, and (iii) Sidley Austin LLP, special counsel to the Company, in each case, in form and substance satisfactory to the Purchasers, in each case in the forms attached hereto as Exhibit 4.5.

4.6 Required Consents. To the extent the execution, delivery and performance of and the consummation of the transactions contemplated by the Operative Documents and the granting of Liens on the Collateral to secure the Obligations is not permitted thereunder, the Purchasers shall have received consents from (i) the holders of, or amendments to the definitive documentation governing, any Debt incurred by the Company or any of its Subsidiaries, and (ii) the issuers or holders of Shares over which a Lien has been granted to secure the Obligations, in each case permitting the execution, delivery and performance of and the consummation of the transactions contemplated by the Operative Documents and the granting of Liens on the Collateral to secure the Obligations, each of which shall be satisfactory to the Purchasers in their sole discretion.

4.7 Legal Investment; Certificate. At the time of the Closing, each Purchaser’s purchase of the Notes to be issued to it pursuant hereto shall be permitted under the laws and regulations of any jurisdiction to which it is subject (without resort to any provision of any such law permitting limited investments by such Purchaser without restriction as to the character of the particular investment), and such Purchaser shall, if requested by such Purchaser, have received an Officer’s Certificate, dated the Closing Date, certifying as to such matters as such Purchaser may request to enable it to determine whether its purchase is so permitted.

4.8 Sale and Purchase Not Forbidden by Law. The offer, issue, sale and delivery by the Company of the Notes to be issued pursuant hereto and each Purchaser’s purchase of such Notes at the Closing shall not be prohibited by and shall not subject such Purchaser to any tax, penalty, liability or other governmental charge or levy under or pursuant to any law, statute, rule or regulation.

4.9 Proceedings and Documents. All proceedings in connection with the transactions contemplated by the Operative Documents (including, without limitation, the issue and sale of the Notes) and all agreements, documents and instruments incident to such transactions shall be satisfactory in all material respects to each Purchaser and special counsel to the Purchasers, and each Purchaser and such special counsel shall have received all such counterpart originals or copies thereof as any Purchaser or such special counsel may reasonably request.

4.10 Security Documents; Collateral.

(a) The Security Documents shall have been duly authorized, executed and delivered by each of the parties thereto and shall be in full force and effect and all agreements, documents and instruments required to be executed, delivered, filed and/or recorded in connection therewith shall have been so executed and delivered and shall be in proper form for filing and/or recording. The Liens created by the Security Documents shall be subject to no prior Lien except such other Liens as may be permitted under Section 11.12 or consented to in writing by the Required Holders.

(b) The Purchasers and their special counsel shall be satisfied in all respects as to (i) the insurance coverages (including title insurance) applicable to any portion or all of the Collateral; (ii) compliance by the Company and each of their Subsidiaries with all laws, statutes, rules and regulations applicable to any portion or all of the Collateral (including those relating to permitting, zoning and/or to environmental matters); (iii) the title to the Collateral (and the absence of any Liens, other than those permitted under Section 11.12, or any outstanding claims); (iv) the condition and value of the Collateral; and (v) the recording, filing, validity, perfection and priority of all Liens created by the Security Documents (and the payment of all related fees and taxes).

(c) In connection with the foregoing, at or prior to the Closing, the Purchasers shall have received the following items, each of which shall be in form and substance satisfactory to you:

(i) UCC financing statements and other similar instruments (naming the Company and each Guarantor, as debtor, and Collateral Agent, as secured party) in proper form for filing in the offices specified on Exhibit 4.10(c)(ii);

(ii) a perfection certificate duly executed by the Company and the Guarantors in substantially the form of Exhibit 4.10(c)(iii) attached hereto (a “Perfection Certificate”) and lien searches from the applicable offices specified in the Perfection Certificate, which searches shall not reveal any prior financing statement or similar filing covering any portion or all of the Collateral (other than (x) financing statements or filings to be terminated at or prior to the Closing or (y) Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation or to secure the performance of tenders, statutory obligations, surety, stay, customs and appeals bonds, bids, leases, governmental contract, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or to secure liability to insurance carriers));

(iii) Control Agreements with respect to any securities accounts, deposit accounts and investment property to the extent set forth in Section 6.07 of the Pledge and Security Agreement.

(d) The Purchasers shall have completed such investigations of, and received such information concerning, the Collateral as they determine to be necessary, and the results thereof shall be satisfactory to the Purchasers in all material respects.

(e) The Company, on behalf of the Purchasers, shall have appointed the Collateral Agent as set forth in Section 27 hereto and the Collateral Agent shall have accepted such appointment as set forth in such Section.

(f) The certificated equity interests pledged under the Pledge and Security Agreement shall be delivered to the Collateral Agent.

4.11 DTC. The Company shall have caused the Notes held by Qualified Institutional Buyers to be registered in the form of one or more Global Notes in the name of Cede & Co., as nominee of DTC or a nominee of DTC.

4.12 Merger. The Company shall have delivered evidence that the Merger shall have been consummated on or prior to the Closing Date.

4.13 Amendment to Existing Credit Agreement. The Company shall have delivered an executed amendment to the Existing Credit Agreement, dated on or prior to the Closing Date, in form and substance satisfactory to the Purchasers in all respects.

4.14 Certain Additional Documents to be Delivered at or Prior to the Closing. The Purchasers shall have received the items specified on Exhibit 4.15 attached hereto, each of which shall be satisfactory to the Purchasers in all respects.

4.15 Post-Closing Obligations.

(a) Within twenty (20) Business Days of the Closing Date, the Company shall have entered into Control Agreements with respect to the deposit accounts set forth in Section 6(a) of the Perfection Certificate dated as of the Closing Date.

(b) Within ten (10) Business Days of the Closing Date, the Company shall have delivered to the Purchasers consents from the lenders or equity holders, as applicable, to the pledge of the equity interests to secure the Notes of each of (i) Charles Street-ACRES FSU Student Venture, LLC and (ii) Charles Street-ACRES Osceola Student Venture, LLC.

5. Representations and Warranties. The Company represents and warrants that (after giving effect to the transactions consummated at the Closing):

5.1 Organization, Standing, etc. The Company and each of its Subsidiaries is duly organized or formed, validly existing and in good standing or in full force and effect under the laws of the jurisdiction of its organization or formation and has all requisite corporate or limited liability company power and authority to own, lease and operate its properties, to carry on its business as now conducted, and now proposed to be conducted as described in the Company SEC Documents, and to execute, deliver and perform each of the Operative Documents to which it is (or is to be) a party and to consummate the transactions contemplated by the Operative Documents to which it is (or is to be) a party.

5.2 Names; Jurisdictions of Organization; Subsidiaries; Qualification.

(a) Exhibit 5.2 attached hereto correctly specifies as to the Company and each of its Subsidiaries: (a) its legal name, (b) the jurisdiction of its organization or formation, and (c) each jurisdiction (other than its jurisdiction of organization or formation) in which it is qualified to do business. Except as set forth on Exhibit 5.2 attached hereto, no Subsidiary is subject to any legal, regulatory, contractual or other restriction (other than customary limitations imposed by corporate law or similar statutes) restricting the ability of such Subsidiary to (x) pay dividends or distributions on account of the Shares of such Subsidiary now or hereafter outstanding (including, without limitation, Preferred Shares) or any securities convertible into or exercisable or exchangeable for such Shares, or (y) make any redemption, purchase or other acquisition, direct or indirect, of any Shares of such Subsidiary now or hereafter outstanding (including, without limitation, Preferred Shares) or any securities convertible into or exercisable or exchangeable for such Shares.

(b) The Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing or in full force and effect in each jurisdiction in which the character of the properties owned or leased or the nature of the activities conducted makes such qualification or licensing necessary, except for those jurisdictions in which the failure to be so qualified or licensed or to be in good standing or in full force and effect has not resulted in, and would not reasonably be expected to result in, a Material Adverse Change.

5.3 SEC Documents; Financial Statements; No Undisclosed Liabilities.

(a) The Company has made available to the Purchasers (i) its annual reports on Form 10-K for its fiscal years ended December 31, 2024 and 2025, (ii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Company held since December 31, 2023 and (iii) all of its other reports, statements, schedules, registration statements and prospectuses filed with the SEC since December 31, 2023 (the documents referred to in this Section 5.3(a) being referred to collectively as the “Company SEC Documents”). The Company’s annual report on Form 10-K for its fiscal year ended December 31, 2025 is referred to herein as the “Company 10-K.”

(b) The Company has timely filed with or furnished to the SEC all forms, reports, schedules, registration statements, prospectuses, proxy statements and other documents, together with all certifications required pursuant to the Sarbanes-Oxley Act, as applicable, required to be filed with or furnished to the SEC by the Company since January 1, 2024, and none of the Company SEC Documents contained any untrue statement of material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) As of the date hereof, there are no material unresolved comments received from the SEC with respect to any Company SEC Document.

(d) The audited consolidated financial statements of Company (including any related notes and schedules) included in its annual reports on Form 10-K and unaudited condensed consolidated financial statements included in its quarterly reports on Form 10-Q, in each case referred to in Section 5.3(a), present fairly, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and their cash flows for the periods then ended, in conformity with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods included (except as may be indicated in the notes thereto or permitted by Regulation S-X). For purposes of this Agreement, “Company Balance Sheet” means the consolidated balance sheet of the Company, as of December 31, 2025, set forth in the Company 10-K.

(e) As of the date of this Agreement, there are no liabilities of Company any Subsidiary of the Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that are, individually or in the aggregate, reasonably likely to have, a Material Adverse Change, other than: (i) liabilities disclosed or provided for in the Company Balance Sheet or the notes thereto; (ii) liabilities disclosed in the Company SEC Documents; and (iii) liabilities and obligations incurred since December 31, 2025 in the ordinary course of business consistent with past practice.

(f) The Company and its Subsidiaries do not have any material liabilities that are not disclosed in the Company SEC Documents.

5.4 Shares; Voting Provisions; Options, etc.

(a) Exhibit 5.4(a) attached hereto is a correct organizational chart of the Company and its Subsidiaries (after giving effect to the transactions consummated at the Closing). All of the outstanding Shares of the Company and each of its Subsidiaries are duly authorized, validly issued, fully paid and non-assessable and not subject to any preemptive right, right of first refusal or similar right on the part of the Company or any of its Subsidiaries or any other Person and all of such Shares have been (or will have been) offered, issued and sold in all material respects in accordance with all applicable laws. Except as set forth on Exhibit 5.7(a) attached hereto, the outstanding Shares of the Company and its Subsidiaries are free of any Lien, proxy, voting agreement, voting trust, stockholders agreement or similar agreement or restriction (other than those arising pursuant to the Security Documents).

(b) Except pursuant to the Operative Documents and except as disclosed in the Company SEC Documents, after giving effect to the consummation of the transactions consummated at the Closing, (i) there are no outstanding rights, options, warrants or agreements for the purchase from, or sale or issuance by, the Company or any of its Subsidiaries of any of its Shares or any securities convertible into or exercisable or exchangeable for such Shares; (ii) there are no agreements on the part of the Company or any of its Subsidiaries to issue, sell or distribute any of its Shares, other securities or material assets (other than the sale of receivables and payment intangibles in the ordinary course of business); (iii) neither the Company nor any of its Subsidiaries has any obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its Shares or any interest therein or to pay any dividend or make any distribution in respect thereof; and (iv) no Person is entitled to any rights with respect to the registration of any Shares of the Company or any of its Subsidiaries under the Securities Act (or the securities laws of any other jurisdiction).

5.5 Absence of Certain Changes. Since the date of the Company Balance Sheet, except for the consummation of the Merger and other transactions contemplated under the Merger Agreement, (a) the Company has conducted its business, and the business has been conducted, in the ordinary course consistent with past practices in all material respects, and (b) there has not been any Material Adverse Change or any development or combination of developments that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Change. The Company and its Subsidiaries, taken as a whole, are (and, after giving effect to the consummation of the transactions consummated at Closing, will be) Solvent.

5.6 Tax Returns and Payments. The Company and each of its Subsidiaries have filed or caused to be filed (or applied for extensions with respect thereto) all material tax returns required by law to be filed and have paid all material taxes and assessments shown to be due and payable on such returns and all other material governmental taxes levied upon any of their respective properties, assets, income, receipts, franchises or sales other than those currently being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and in connection with which the Company and its Subsidiaries have set aside on their books such reserves, if any, with respect thereto as are required by GAAP, and those not yet delinquent. Neither the Company nor any of its Subsidiaries has executed any waiver or waivers in effect as of the date hereof that had or will have the effect of extending the applicable statute of limitations in respect of income tax liabilities. The accruals in the financial statements referred to on the Company Balance Sheet in respect of taxes for all fiscal periods reflected in such statements are, in the aggregate, adequate, and there are no known unpaid assessments for additional taxes for any fiscal period or of any basis therefor which could reasonably result in a Material Adverse Change. The Company knows of no basis for any other tax or assessment that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Change. The federal income tax liabilities of the Company and its Subsidiaries have been finally determined (whether by reason of completed audits or the statute of limitations having run) for all fiscal years up to and including the fiscal year ended 2021.

5.7 Debt, Liens and Transactions with Affiliates.

(a) Exhibit 5.7(a) attached hereto correctly describes as to the Company and each of its Subsidiaries:

(i) all of its Debt (including descriptions of the obligors and obligees, principal amounts outstanding, any collateral therefor and any Guaranties thereof) to be outstanding immediately following the Closing Date in an amount, either individually or in the aggregate, of $250,000 or more (other than that evidenced by the Notes); and

(ii) all Liens to which any of its properties and assets will be subject immediately following the Closing (other than any Lien securing the Notes).

(b) Neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Debt of the Company or such Subsidiary and no event or condition exists with respect to any Debt of the Company or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Debt to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

5.8 Title to Properties; Liens; Leases; Real Property. The Company and each of its Subsidiaries has good and marketable title to all of their respective properties and assets (including, without limitation, the properties and assets reflected in the Company Balance Sheet), except properties and assets disposed of since such date in the ordinary course of business, free and clear of all Liens (except for Liens as described in Section 5.7(a)). The Company and its Subsidiaries do not own any real property. All leases that individually or in the aggregate are material are valid and subsisting and are in full force and effect in all material respects. The information set forth in the Perfection Certificate is true, correct and complete in all respects.

5.9 Litigation, etc. There is no action, proceeding or investigation pending or, to the knowledge of the Company, threatened (or any basis therefor known to the Company) against or affecting either the Company or any of its Subsidiaries which (a) questions the validity of any of the Operative Documents or any action taken or to be taken pursuant thereto or (b) has resulted in, or would be reasonably likely to result in, a Material Adverse Change. There is no outstanding judgment, decree or order against or affecting either the Company or any of its Subsidiaries which has resulted in, or would reasonably be expected to result in, a Material Adverse Change. There are no material actions, proceedings, investigations, judgments, decrees and orders against or affecting the Company or any of its Subsidiaries.

5.10 Valid and Binding Obligations; Compliance with Other Instruments; Absence of Restrictions, etc.

(a) This Agreement and the Notes have been duly authorized by all necessary corporate action on the part of the Company and have been duly executed and delivered by the Company. This Agreement and the Notes constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with their terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws of general application now or hereafter in effect affecting the rights and remedies of creditors and by general equity principles (regardless of whether enforcement is sought in a proceeding at law or in equity). Each of the other Operative Documents to which the Company or any of its Subsidiaries is (or is to be) a party has been duly authorized by all necessary corporate action of the Company or such Subsidiary, as the case may be, and, when executed and delivered, will constitute the valid and legally binding obligation of the Company or such Subsidiary, as the case may be, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws of general application now or hereafter in effect affecting the rights and remedies of creditors and by general equity principles (regardless of whether enforcement is sought in a proceeding at law or in equity).

(b) Neither the Company nor any of its Subsidiaries is in violation of or in default under any term of its Organizational Documents, or of any agreement, document, instrument, judgment, decree, order, law, statute, rule or regulation applicable to it or any of its properties and assets, in any way which has resulted in, or would reasonably be expected to result in, a Material Adverse Change. Without limiting the generality of the foregoing:

(i) the Company and each of its Subsidiaries is, and has been, in compliance with (and none of them nor any of their predecessors in interest has received any notice to the contrary) and there is no reasonable likelihood of any liability of or any judgment, decree or order binding upon or applicable to the Company and/or any of its Subsidiaries or any of their properties or assets under or on account of, any Environmental Laws, including, without limitation, legal requirements relating to the use, storage, handling, transport and disposal of Hazardous Materials, except where the same has not resulted in, and would not reasonably be expected to result in, a Material Adverse Change;

(ii) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other Person, has ever caused or permitted any Hazardous Materials to be disposed of on or under any real property owned or leased by the Company or any of its Subsidiaries in any manner not permitted by all applicable laws, except for any disposals that have not resulted in, and would not reasonably be expected to result in, a Material Adverse Change; and

(iii) no real property currently, or, to the knowledge of the Company, formerly, owned or leased by the Company or any of its Subsidiaries has been used by the Company or any of its Subsidiaries or, to the knowledge of the Company, any third party as (A) a disposal site or permanent storage site for any Hazardous Materials, except where such use has not resulted in and would not reasonably be expected to result in a Material Adverse Change, or (B) a temporary storage site for any Hazardous Materials, except in compliance with applicable Environmental Laws, except where non-compliance has not resulted in, and would not reasonably be expected to result in, a Material Adverse Change. All Hazardous Materials used or generated by the Company or any of its Subsidiaries (including any business merged into or otherwise acquired by the Company or any of its Subsidiaries) have been generated, accumulated, stored, transported, treated, recycled and disposed of in compliance with all applicable laws and regulations, except for any non-compliance that has not resulted in, and would not reasonably be expected to result in, a Material Adverse Change. There are no underground storage tanks or underground petroleum receptacles on any real property owned or leased by the Company or any of its Subsidiaries where the existence of such tanks or receptacles has resulted in, or would reasonably be expected to result in, a Material Adverse Change. Neither this Agreement nor the transactions contemplated hereby will result in any obligations for site assessment or cleanup, or, notification to or consent of any governmental agency or third party, under any Environmental Law except where such obligations, notification or consent would not be reasonably likely to result in a Material Adverse Change;

(iv) all buildings on all real properties now owned, leased or operated by the Company or any Subsidiary are in compliance with applicable Environmental Laws, except where failure to comply could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change;

(v) neither the Company nor any Subsidiary has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change; and

(vi) neither the Company nor any Subsidiary has knowledge of any claim or has received any notice of any claim and no proceeding has been instituted asserting any claim against the Company or any of its Subsidiaries or any of their respective real properties or other assets now or formerly owned, leased or operated by any of them, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Change.

(c) After giving effect to the transactions to occur at the Closing, the execution, delivery and performance of and the consummation of the transactions contemplated by the Operative Documents will not violate or constitute a default under, or permit any Person to accelerate or to require the prepayment of any Debt of the Company or any of its Subsidiaries or to terminate any material lease or agreement of the Company or any of its Subsidiaries pursuant to, or result in the creation of any Lien (other than the Liens created by the Security Documents) upon any of the properties or assets of the Company or any of its Subsidiaries pursuant to, any term of the Organizational Documents of the Company or any of its Subsidiaries or of any material agreement, document, instrument, judgment, decree, order, law, statute, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties and assets, in each case, which could reasonably be expected to result in a Material Adverse Change.

(d) Neither the Company nor any of its Subsidiaries is a party to or bound by or subject to any Organizational Document or any material agreement, document, instrument, or any judgment, decree, order, law, statute, rule or regulation (other than the Operative Documents and laws, statutes, rules or regulations affecting businesses generally): (i) which restricts its right or ability to incur Debt, to issue securities or to consummate the transactions contemplated hereby; (ii) under the terms of or pursuant to which its obligation to pay all amounts due from it and/or to perform all obligations imposed on it and/or to comply with the terms applicable to it under any of the Operative Documents is in any way restricted; or (iii) which restricts its right or ability to pay dividends and/or to make any other distributions in respect of its Shares, to mortgage or dispose of its properties, to consummate any merger, consolidation or acquisition, to make Investments or capital expenditures, to enter into and perform leases, to pay executive compensation and/or to conduct its business as now conducted and now proposed to be conducted (other than non-competition arrangements not materially restricting the business of the Company and its Subsidiaries, and, with respect to the foregoing clauses (i) and (iii), the restrictions set forth in the Organizational Documents of the Company and its Subsidiaries).

5.11 ERISA

(a) The Company and each ERISA Affiliate have operated and administered each Plan, if any, in compliance with all applicable laws except for such instances of noncompliance which have not resulted in, and would not reasonably be expected to result in, a Material Adverse Change. Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that would reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to section 401(a)(29) or 412 of the Code, other than such liabilities or Liens or penalties or taxes as would not individually or in the aggregate be reasonably likely to result in a Material Adverse Change.

(b) Neither the Company nor any ERISA Affiliate sponsor, maintain, contribute to, or have any liability (contingent or otherwise) with respect to a Plan described by Code Section 414(f) or 414(j) or a Plan subject to the requirements of Title IV of ERISA.

(c) The consummation of the transactions contemplated by the Operative Documents will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code. The representation by the Company in the first sentence of this Section 5.9(b) is made solely in reliance upon and subject to the accuracy of each Purchaser’s representation in Section 26(b) as to the sources of the funds used to pay the purchase price of the Notes to be purchased by such Purchaser.

(d) Neither the Company nor any of its Subsidiaries maintains a Foreign Benefit Plan.

5.12 Consents, etc. No consent, approval or authorization of, or declaration or filing with, or other action by, any Person (including, without limitation, any governmental authority) is required on the part of the Company or any of its Subsidiaries as a condition precedent to the valid execution, delivery and performance of and the consummation of the transactions contemplated by the Operative Documents and/or the exercise by any holder of any Notes of any of its rights in respect thereof, other than consents which have been obtained and the filing and recording of financing statements and other documents necessary in order to perfect the Liens created by the Security Documents.

5.13 Proprietary Rights; Licenses. The Company and each of its Subsidiaries have all Proprietary Rights and Licenses as are necessary for the conduct of their respective businesses as now conducted and now proposed to be conducted, without any known conflict with the rights of others, except where the failure to have any such Proprietary Right and/or License has not resulted in, and would not reasonably be expected to result in, a Material Adverse Change. Each such material Proprietary Right and License is in full force and effect, all material obligations with respect thereto have been fulfilled and performed and, to the knowledge of the Company, there is no material infringement thereon by any other Person. No default in the performance or observance by the Company or any of its Subsidiaries (or any of the predecessors in interest to the Company or any of its Subsidiaries) of their respective obligations thereunder has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any Proprietary Right or License which has resulted in, or would be reasonably likely to result in, a Material Adverse Change. To the best knowledge of the Company, no product or service of the Company or any of its Subsidiaries infringes in any material respect any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person.

5.14 Offer of Notes; Investment Bankers. Neither the Company nor any Person acting on its behalf (a) has directly or indirectly offered the Notes or any part thereof or any similar securities by means of any general solicitation or general advertising, (b) has taken or will take any action which would bring the issuance and sale of the Notes within the provisions of Section 5 of the Securities Act or the registration or qualification provisions of any applicable blue sky or other securities laws, (c) has dealt with any broker, finder, commission agent or other similar Person in connection with the sale of the Notes and the other transactions contemplated by the Operative Documents, or (d) is under any obligation to pay any broker’s fee, finder’s fee or commission in connection with such transactions.

5.15 Government Regulation.

(a) Neither the Company nor any Subsidiary is required to register as an “investment company” as such term is defined in the Investment Company Act of 1940 and neither the Company nor any of its Subsidiaries is subject to regulation under the Investment Company Act of 1940.

(b) Neither the Company nor any Subsidiary is subject to regulation under the Public Utility Holding Company Act of 2005, the ICC Termination Act of 1995, or the Federal Power Act.

5.16 Disclosure. Neither this Agreement, nor any of the other Operative Documents, taken as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading in the light of the circumstances under which such statements were made. There is no fact known to the Company or any of its Subsidiaries (other than information concerning general economic conditions known to the public generally) which has resulted in, or would reasonably be expected to result in, a Material Adverse Change which has not been set forth in this Agreement or the other Operative Documents and, to the knowledge of the Company, any other written information heretofore or contemporaneously furnished to the Purchasers by or on behalf of the Company and its Subsidiaries.

5.17 Labor Relations; Suppliers, Distributors and Customers. No dispute involving employees of the Company or any of its Subsidiaries or their respective relationships with their respective employees has resulted in, or would reasonably be expected to result in, any Material Adverse Change. The relationships with the customers of the Company and its Subsidiaries are, in the aggregate, satisfactory commercial working relationships and, during the twelve (12) month period ended on the Closing Date, no such customer has canceled or otherwise terminated its relationship with or decreased its purchase of the services or products of the Company or any of its Subsidiaries or changed the terms of its transactions with any of the Company and its Subsidiaries, in each case, in a manner which has resulted in, or would reasonably be expected to result in, a Material Adverse Change. The Company has not received written notice from any customer that is material to the business of the Company and its Subsidiaries of any intention to take any such action that would reasonably be expected to result in a Material Adverse Change.

5.18 Foreign Assets Control Regulation, etc.

(a) No Company nor any Controlled Entity (i) is a Blocked Person, (ii) has been notified that its name appears or may in the future appear on a State Sanctions List or (iii) is a target of sanctions that have been imposed by the United Nations, the European Union or the United Kingdom.

(b) No Company nor any Controlled Entity (i) has violated, been found in violation of, or been charged or convicted under, any applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws or (ii) to the knowledge of the Company, is under investigation by any governmental authority for possible violation of any U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws.

(c) No part of the proceeds from the sale of the Notes hereunder:

(i) constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by any of the Company or any of its Subsidiaries or any Controlled Entity, directly or indirectly, (A) in connection with any investment in, or any transactions or dealings with, any Blocked Person, (B) for any purpose that would cause any Purchaser to be in violation of any U.S. Economic Sanctions Laws or (C) otherwise in violation of any U.S. Economic Sanctions Laws;

(ii) will be used, directly or indirectly, in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Money Laundering Laws; or

(iii) will be used, directly or indirectly, for the purpose of making any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage, in each case which would be in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Corruption Laws.

(d) The Company and its Subsidiaries have established procedures and controls which they reasonably believe are adequate (and otherwise comply with applicable law) to ensure that each Company and each Controlled Entity is and will continue to be in compliance with all applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws and Anti-Corruption Laws.

5.19 REIT. Commencing with its taxable year ended December 31, 2005, the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a real estate investment trust (a “REIT”) under the Code and all applicable regulations under the Code, and its form of organization and proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code and all applicable regulations under the Code, and the Company, after reasonable inquiry and diligence, does not know of any event that would reasonably be expected to cause the Company to fail to qualify as a REIT at any time. Each of the Company’s corporate subsidiaries that has elected, together with the Company, to be a taxable REIT subsidiary is in compliance with all requirements applicable to a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code and all applicable regulations under the Code, and the Company, after reasonable inquiry and diligence, is not aware of any fact that could negatively impact such qualification. Each of the

Company’s subsidiaries that is not a “taxable REIT subsidiary” is a disregarded entity or a partnership for U.S. federal income tax purposes.

5.20 Private Offering by the Company. Neither the Company nor anyone acting on its behalf has offered the Notes or any similar securities for sale to, or solicited any offer to buy the Notes or any similar securities from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchasers and not more than 115 other Institutional Investors, each of which has been offered the Notes at a private sale for investment. Neither the Company nor anyone acting on its behalf has, with respect to the Notes, engaged in any form of “general solicitation or general advertising,” as defined under Rule 502(c) of the Securities Act. The Company has provided each Purchaser an opportunity to discuss with the Company’s management the financial statements delivered pursuant to Section 5.3, as well as the Company’s business, management, financial affairs and the terms and conditions of the offering of the Notes.

6. Use of Proceeds; Federal Reserve Board Regulations, etc.

(a) The proceeds of the sale of the Notes will be used for the purpose of repaying the oustanding principal of the Existing Unsecured Notes at maturity on August 15, 2026 and to pay fees and expenses in connection with the foregoing and the transactions contemplated by the Operative Documents, and the remaining balance of such proceeds (if any) will be used for general corporate purposes of the Company and its Subsidiaries in accordance with the terms of the Operative Documents. The Company shall deliver evidence satisfactory to the Required Holders in their reasonable discretion, of the repayment in full of all obligations outstanding under the Existing Unsecured Notes promptly upon the repayment thereof.

(b) Neither the Company nor any of its Subsidiaries owns, or will use, directly or indirectly, any part of the proceeds of the sale of the Notes for the purpose of purchasing or carrying, any “margin stock” or “margin security” within the meaning of any regulation of the Board of Governors of the Federal Reserve System (herein called a “margin security”) or for the purpose of reducing or retiring any Debt which was originally incurred to purchase or carry any margin security or for any other purpose which might constitute the transactions contemplated by the Operative Documents a “purpose credit” within the meaning of any such regulation or cause this Agreement or any of the other Operative Documents to violate any such regulation, the Exchange Act or any other applicable law, statute, regulation, rule, order or restriction.

7. Information as to Company.

7.1 Financial and Business Information. The Company will furnish to each Purchaser in duplicate, so long as it shall be obligated to purchase Notes hereunder or shall hold any of the Notes, and to each other institutional holder from time to time of the Notes:

(a) Quarterly Statements — within 45 days following the end of each fiscal quarter, copies of:

(i) a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarterly period, and

(ii) consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries, for such quarterly period and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a senior financial officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments;

(b) Annual Statements — within 120 days following the end of each fiscal year, copies of:

(i) a consolidated balance sheet of the Company and its Subsidiaries as at the end of such year, and

(ii) consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries for such year,

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon (without a “going concern” or similar qualification or exception and without any qualification or exception as to the scope of the audit on which such opinion is based) of independent public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances;

(c) SEC and Other Reports — promptly upon their becoming available, one copy of (i) each financial statement, report, circular, notice, proxy statement or similar document sent by the Company or any Subsidiary (x) to its creditors under any Material Credit Facility (excluding information sent to such creditors in the ordinary course of administration of a credit facility, such as information relating to pricing and borrowing availability) or (y) to its public securities holders generally, and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such holder ), and each prospectus and all amendments thereto filed by the Company or any Subsidiary with the SEC and of all press releases and other statements made available generally by the Company or any Subsidiary to the public concerning developments that are material;

(d) Notice of Default or Event of Default — promptly, and in any event within 5 days after a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 13(h), a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

(e) Employee Benefits Matters — promptly, and in any event within five (5) days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

(i) with respect to any Plan, any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof;

(ii) the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

(iii) any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to result in a Material Adverse Change;

(f) Notices from Governmental Authority — promptly, and in any event within 30 days after receipt thereof, copies of any notice to the Company or any Subsidiary from any Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to result in a Material Adverse Change;

(g) Resignation or Replacement of Auditors — within 10 days following the date on which the Company’s auditors resign or the Company elects to change auditors, as the case may be, notification thereof, together with such further information as the Required Holders may request;

(h) Debt Rating — promptly following the occurrence thereof, and in any event within 5 days after such occurrence, notice of any change in the Debt Rating for the Notes (to the extent such Debt Rating is not a public rating); and

(i) Requested Information — with reasonable promptness, the Notes Register and such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries (including actual copies of the Company’s Form 10-Q and Form 10-K) or relating to the ability of the Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by any such holder of a Note, including (x) information readily available to the Company explaining the Company’s financial statements if such information has been requested by the SVO in order to assign or maintain a designation of the Notes, (y) any “know your customer” information in connection with periodic updates or confirmation of information, significant events or changes to the Company’s or obligor group’s organizational structure (including changes in equity ownership or any acquisition of any interest in any other entity) for the purpose of completing a due diligence review or verifying compliance with Economic Sanctions Laws, and (z) other information reasonably requested related to the Subsidiaries, assets or properties constituting Collateral to secure the Notes.

(j) Non-Public Information — The Company hereby acknowledges that certain of the holders of the Notes (each, a “Public Holder”) may have personnel who do not wish to receive material non-public information with respect to the Company and its Subsidairies and who may be engaged in investment and other market-related activities with respect to such investments. The Company hereby agrees that they will use commercially reasonable efforts to identify that portion of the materials and information provided by or on behalf of the Company and its Subsidiaries hereunder and under the other Operative Documents (collectively, “Company Materials”) that may be distributed to the Public Holders and that (i) all such Company Materials shall be clearly and conspicuously marked “PUBLIC,” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; and (ii) by marking Company Materials “PUBLIC,” the Company and its Subsidiaries shall be deemed to have authorized the holders of the Notes to treat such Company Materials as not containing any material non-public information with respect to the Company or its Subsidiaries’ securities for purposes of U.S. federal and state securities Laws.

7.2 Officer’s Certificate. Each delivery of financial statements pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by an Officer’s Certificate which shall:

(i) certify that such financial statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly in all material respects the consolidated financial position and the consolidated results of operations and cash flows of the Company and its Subsidiaries as at the end of and for the periods covered thereby in conformity with generally accepted accounting principles as then in effect (subject, in the case of any unaudited financial statements, to normal year-end and audit adjustments and the omission of footnotes and a statement of changes in stockholders’ equity);

(ii) state that, after due inquiry, the signers do not have knowledge of the existence, during the fiscal period covered by such financial statements or as at the date of such Officer’s Certificate, of (A) any Change of Control or (B) any Default or Event of Default or, if such is not the case, specifying in reasonable detail the nature and period of existence thereof and what action the Company or the applicable Subsidiary has taken, is taking and proposes to take with respect thereto;

(iii) include a compliance certificate substantially in the form of Exhibit 11.5, which shall set forth in reasonable detail all computations required to demonstrate compliance, during and at the end of the fiscal period covered by such financial statements, with the provisions of Section 11.5; and

(iv) to the extent any information set forth on any previously-delivered Perfection Certificate has changed since the delivery of such Perfection Certificate, a Perfection Certificate dated as of the end of and for the periods covered by such financial statements.

7.3 Electronic Delivery. Financial statements, opinions of independent certified public accountants, other information and Officer’s Certificates that are required to be delivered by the Company pursuant to Section 7.1 and Section 7.2 shall be deemed to have been delivered if the Company satisfies any of the following requirements with respect thereto:

(a) such financial statements satisfying the requirements of Section 7.1(a) or (b) and related Officer’s Certificate satisfying the requirements of Section 7.2 and any other information required under Section 7.1(c) are delivered to each holder of a Note by e-mail at the e-mail address set forth for such holder in Schedule I hereto or as communicated from time to time in a separate writing delivered to the Company; provided, however, any such financial statements satisfying the requirements of Section 7.1(a) or (b) that the Company files with the SEC through the EDGAR system (or any successor thereto) will be deemed to be delivered to the Purchasers for the purposes of this Section 7.3(a) at the time of such filing through the EDGAR system (or such successor thereto);

(b) the Company shall have timely filed such Form 10–Q or Form 10–K, satisfying the requirements of Section 7.1(a) or Section 7.1(b), as the case may be, with the SEC on EDGAR;

(c) such financial statements satisfying the requirements of Section 7.1(a) or Section 7.1(b) and related Officer’s Certificate(s) satisfying the requirements of Section 7.2 and any other information required under Section 7.1(c) are timely posted by or on behalf of the Company on Intralinks or on any other similar website to which each holder of Notes has free access; provided, however, any such financial statements satisfying the requirements of Section 7.1(a) or (b) that the Company files with the SEC through the EDGAR system (or any successor thereto) will be deemed to be delivered to the Purchasers for the purposes of this Section 7.3(c) at the time of such filing through the EDGAR system (or such successor thereto); or

(d) the Company shall have timely filed any of the items referred to in Section 7.1(c) with the SEC on EDGAR and shall have made such items available on its home page on the internet or on Intralinks or on any other similar website to which each holder of Notes has free access;

provided however, that in no case shall access to such financial statements, other information and Officer’s Certificates be conditioned upon any waiver, clickwrap agreement or other agreement, or consent (other than confidentiality provisions consistent with Section 8 of this Agreement); provided further, that upon request of any holder to receive paper copies of such forms, financial statements, other information and Officer’s Certificates or to receive them by e-mail, the Company will promptly e-mail them or deliver such paper copies, as the case may be, to such holder.

8. Inspection; Confidentiality.

(a) The Company will, and will cause each of its Subsidiaries to, permit any Person designated by any holder of the Notes to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Company; provided that, so long as no Event of Default has occurred and is continuing, such visits or inspections (i) shall be at reasonable times during normal business hours and upon reasonable advance notice to the Company, (ii) shall only be at the expense of the Company with respect to one (1) such visit or inspection per calendar year.

(b) Each holder of any Notes agrees by its acceptance thereof that any non-public or proprietary information concerning the Company and its Subsidiaries which is furnished by the Company to such holder pursuant to this Agreement or any of the other Operative Documents (collectively “Confidential Information”) shall be kept confidential by such holder in accordance with procedures adopted by such holder in good faith to protect confidential information of third parties. The term “Confidential Information” with respect to each holder shall not include, however, any information which (x) was publicly known or otherwise known to such holder at the time of disclosure by the Company to such holder; (y) subsequently becomes publicly known through no act or omission of such holder or any agent of such holder or (z) becomes known to any holder otherwise than through disclosure by the Company or by a Person known by such holder to be subject to an obligation to the Company not to disclose such information. Notwithstanding the foregoing, each holder of any Notes may disclose Confidential Information: (i) with the consent of the Company (which shall not be unreasonably withheld or delayed); (ii) when required by law or regulation (provided that, prior to any such disclosure, such holder shall make the recipient of such Confidential Information aware of the confidential nature of the same); (iii) in any report, statement or testimony submitted by such holder to any regulatory body having jurisdiction over such holder (provided that, prior to any such disclosure, such holder shall make the recipient of such Confidential Information aware of the confidential nature of the same); (iv) to any rating agency (provided that, prior to any such disclosure, such holder shall make the recipient of such Confidential Information aware of the confidential nature of the same); (v) to the officers, directors, employees, agents, representatives, attorneys and professional consultants of such holder and of such holder’s Affiliates who have a need to know such information and are made aware of the confidential nature of such information and who agree to keep such information confidential on terms substantially similar to those set forth in this Section 8(b); (vi) in connection with the preservation, exercise and/or enforcement of any of such holder’s rights or remedies under this Agreement and the other Operative Documents; (vii) in connection with any contemplated transfer of any of the Notes held by such holder to any Institutional Investor or financial institution (so long as the recipient of such information agrees to keep such information confidential on terms substantially similar to those set forth in this Section 8(b)); (viii) in a response to any summons, subpoena or other legal process or in connection with any judicial or administrative proceeding or inquiry (in which case such holder shall use its reasonable efforts to afford the Company the opportunity to obtain a protective order or otherwise limit the scope of required disclosure); or (ix) to correct any false or misleading information which may become public concerning the relationship of such holder to the Company or any of its Subsidiaries and/or the transactions contemplated hereby.

9. Prepayment of Notes.

9.1 Optional Prepayments. Prior to July 31, 2028, the Company may, upon irrevocable notice from the Company to each holder of the Notes (with a copy to the Paying Agent), at any time or from time to time repay the Notes in whole or in part at a prepayment price equal to the sum of (1) 100% of the Called Principal of the Notes, plus any interest, fees, expenses, indemnities and other amounts accrued through (but not including) the date of repayment, plus (2) the Make-Whole Amount. On or after July 31, 2028, the Company may, upon irrevocable notice from the Company to each holder of the Notes (with a copy to the Paying Agent), at any time or from time to time voluntarily prepay the Notes in whole or in part at the following prepayment prices (expressed as a percentage of the Called Principal of the Notes), plus any interest, fees, expenses, indemnities and other amounts accrued through (but not including) the date of repayment (including, without limitation, any amounts owing to the Collateral Agent pursuant to the terms of this Agreement or the other Operative Documents), if redeemed during the twelve-month period beginning on July 31 of the year set forth below (subject to the right of the holders of record on the relevant record date to receive interest due on any interest payment date falling on or prior to such repayment date):

Year	Prepayment Price
2028	104.3125%
2029	102.15625%
2030	100.000%

provided that (i) the Company shall give the Paying Agent written notice of any such prepayment not less than ten (10) (or such shorter period as may be agreed by the Required Holders) nor more than sixty (60) days prior to the proposed date of repayment, and (ii) such notice must be received by the holders of the Notes not later than 11:00 a.m. three (3) Business Days prior to any date of prepayment of any Notes; (ii) any prepayment of the Notes shall be applied on a pro-rata basis among the holders of the Notes; (iii) any prepayment of the Notes shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof, or, if less, the entire principal amount thereof then outstanding or such lesser amount as is acceptable to the Required Holders. Each such notice shall specify the date and amount of such prepayment and the Notes to be prepaid. If such notice is given by the Company, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, except that, to the extent delivered in connection with a full or partial refinancing of the Notes, such notice shall be revocable upon written notice from the Company at any time on or prior to the date on which such refinancing is closed and funded.

9.2 Required Prepayments.

(a) Change of Control. The Company will notify each holder of any Notes of the occurrence of any event which will, or could reasonably be expected to, result in a Change of Control at least fifteen (15) (but not more than sixty (60)) days prior to the occurrence of such Change of Control. The Company will offer to prepay all of the Notes then outstanding at a redemption price equal to 101% of the aggregate principal amount of the Notes, plus accrued and unpaid interest, on the date on which such Change of Control occurs, unless the Company and each holder of Notes then to be repaid agree to a different date, and no prepayment required pursuant to this clause (a) shall be due unless the Change of Control shall occur.

(b) Issuance of Debt. Immediately upon the receipt by the Company or any of its Subsidiaries of the Net Issuance Proceeds from the incurrence of any Debt not permitted to be incurred pursuant to Section 11.6 hereof, the Company shall prepay a principal amount of Notes equal to such Net Issuance Proceeds, for application to the Notes on a pro rata basis.

9.3 Maturity; Accrued Interest; Surrender, etc. of Notes. In the case of each prepayment of all or any part of any Note pursuant to this Section 9, the principal amount to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date, plus, for any such prepayment that occurs prior to July 31, 2028, the Make-Whole Amount. Any Note prepaid in full shall be (a) in the case of a Global Note, retained and destroyed by the Registrar on behalf of the Depository, and (b) in the case of a Certificated Note, surrendered to the Company by the holder of such Certificated Note, at the Company’s principal place of business promptly following prepayment and canceled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

9.4 Purchase of Notes. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, purchase or otherwise acquire, or offer to purchase or otherwise acquire, any outstanding Notes except by way of payment or prepayment in accordance with the provisions of the Notes and this Agreement.

9.5 Payment on Non-Business Days. If any amount hereunder or under the Notes shall become due on a day which is not a Business Day, such payment shall be due on the next succeeding Business Day without including the additional day(s) elapsed in the computation of the interest payable on such next succeeding Business Day.

9.6 Option to Decline Prepayment. Notwithstanding anything to the contrary herein, any required prepayment pursuant to Section 9.2 may be declined in whole or in part by any Purchaser without prejudice to such Purchaser’s rights hereunder to accept or decline any future payments in respect of any required prepayment. If a Purchaser chooses not to accept payment in respect of a required prepayment, in whole or in part, such declined proceeds shall be retained by the Company and may be used by such Person for any purpose not expressly prohibited by this Agreement.

9.7 Make-Whole Amount. Any prepayment of the Notes pursuant to this Section 9 that occurs prior to July 31, 2028 shall be accompanied by the Make-Whole Amount with respect to the principal amount of the Notes so prepaid. In connection with any such prepayment, the Company shall deliver to each holder of the Notes being prepaid an Officer’s Certificate specifying the calculation of such Make-Whole Amount as of the specified prepayment date.

10. Copies of Certain Documents. The Company will keep at their principal executive office a true copy of each of the Operative Documents and each other agreement pursuant to which any of the Company and its Subsidiaries has borrowed money or issued securities (or has the right or obligation to do the same) as at the time in effect, including all exhibits thereto and all amendments, supplements, waivers and consents in respect thereof, and on request will furnish copies thereof to, and will cause the same to be available for inspection at such office during normal business hours by, any institutional holder of any of the Notes.

11. Covenants. So long as any of the Notes shall remain outstanding, the Company will duly perform and observe each and all of the covenants and agreements hereinafter set forth:

11.1 Books of Record and Account; Reserves. The Company will, and will cause each of its Subsidiaries to, (a) at all times keep proper books of record and account in which full, true and correct entries in all material respects shall be made of its transactions in accordance with GAAP and (b) set aside on its books from its earnings for each fiscal year all such proper reserves as shall be required in accordance with GAAP in connection with its business.

11.2 Payment of Taxes; Existence; Maintenance of Properties; Compliance with Laws; Lines of Business; Proprietary Rights and Licenses. The Company will, and will cause each of its Subsidiaries to:

(a) pay and discharge promptly as they become due and payable all federal, state and other material taxes, liabilities, assessments and other governmental charges or levies imposed upon it or its income or upon any of its property, as well as all lawful claims which, if unpaid, might by law become a Lien upon its property and would reasonably be expected to result in a Material Adverse Change; provided that no such Person shall be required to pay any such tax, assessment, charge, levy or claim if the amount, applicability or validity thereof shall currently be contested in good faith by appropriate proceedings promptly initiated and diligently conducted and if it shall have set aside on its books such reserves, if any, with respect thereto as are required by GAAP;

(b) use commercially reasonable efforts to do or cause to be done all things necessary to preserve and keep in full force and effect its existence; provided that the provisions of this subsection (b) shall not limit the ability of the Company to, or to permit its Subsidiaries to, enter into any transaction in accordance with Section 11.11 or 11.12;

(c) maintain and keep its tangible properties which are used or useful in its business in good repair, working order and condition (ordinary wear and tear and casualties excepted), except as would not result in a Material Adverse Change;

(d) comply in all respects with all applicable laws, statutes, rules, regulations and orders of, and all applicable restrictions imposed by, all governmental authorities in respect of the conduct of its business and the ownership of its property (including, without limitation, all Environmental Laws), if the failure to do so would reasonably be expected to result in a Material Adverse Change; provided that no such Person shall be required by reason of this Section 11.2(d) to comply therewith at any time while it shall be contesting its obligation to do so in good faith by appropriate proceedings promptly initiated and diligently conducted, and if it shall have set aside on its books such reserves, if any, with respect thereto as are required by GAAP;

(e) engage only in the Business (and lines of business related to the Business) and reasonable extensions and expansions thereof; and

(f) own or have a valid license or other right for all material Proprietary Rights and Licenses used by it in the conduct of its business, except as would not result in a Material Adverse Change.

11.3 Insurance. The Company will, and will cause each of its Subsidiaries to, maintain with financially sound and reputable insurers, insurance with respect to its properties and businesses against loss or damage of the kinds customarily insured against by Persons of established reputation engaged in the same or a similar business and similarly situated (including, without limitation, director and officer insurance policies), in such amounts and by such methods (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as shall be customary for such Persons and reasonably deemed adequate by the Company.

11.4 Maintenance of Rating. The Company will maintain, at its sole cost and expense, a credit rating of the Notes from at least one Ratings Agency that indicates it will monitor the rating on an ongoing basis. If either (i) the Applicable Ratings Agency downgrades the credit rating assigned to the Notes to below an Investment Grade Rating, or (ii) the Company shall have failed to receive and deliver to the holders of the Notes a credit rating of the Notes from at least one Ratings Agency annually (each of the events described in clauses (i) and (ii) being a “Downgrade Event”), the interest rate on the Notes will increase by 1.00% on such date. If, subsequent to the occurrence of a Downgrade Event, (x) the Applicable Ratings Agency subsequently increases its rating on the Notes to an Investment Grade Rating or an Applicable Ratings Agency subsequently assigns an Investment Grade Rating to the Notes, in the case of a Downgrade Event under clause (i) above, or (y) the Company receives and delivers to the holders of the Notes an Investment Grade Rating on the Notes from at least one Ratings Agency, in the case of a Downgrade Event under clause (ii) above, the interest rate will decrease by 1.00% on such date; provided, that in no event will the interest rate decrease to a level below the interest rate as in effect on the Closing Date.

“Investment Grade Rating” shall mean a rating superior or equal to “BBB-,” “Baa3,” or an alternative rating of like import.

“Ratings Agency” shall mean KBRA, Moody’s, S&P, Fitch or DBRS Morningstar.

“Applicable Ratings Agency” shall mean one of the following Rating Agencies at any given time: (i) in the case that there is only one Rating Agency rating the Notes, such Rating Agency, (ii) in the case that there are two Rating Agencies rating the Notes, such Rating Agency providing the lower rating, or (iii) in the case that there are three or more Rating Agencies rating the Notes, such Rating Agency providing the second lowest rating.

11.5 Financial Covenants.

(a) Minimum Liquidity. The Company and its Subsidiaries shall not permit Liquidity to be less than $20,000,000 as of the last day of any fiscal quarter.

(b) Minimum Tangible Net Worth. The Company and its Subsidiaries shall not permit the Tangible Net Worth, as of the last day of any fiscal quarter, to be less than the sum of (1) 70% of the Tangible Net Worth of the Company and its Subsidiaries as of September 30, 2026 and (2) the greater of (x) 50% of Net Equity Capital Activity and (y) zero dollars ($0).

(c) Net Debt to Equity Ratio. The Company and its Subsidiaries shall not permit the Net Debt to Equity Ratio as of the last day of any fiscal quarter to exceed 5.0 to 1.00.

(d) Recourse Net Debt to Equity Ratio. The Company and its Subsidiaries shall not permit the Recourse Net Debt to Equity Ratio as of the last day of any fiscal quarter to exceed 2.25 to 1.00.

(e) EBITDA to Interest Expense Ratio. The Company and its Subsidiaries shall not permit the EBITDA to Interest Expense Ratio (i) as of December 31, 2026 to be less than 1.25 to 1.00, and (ii) as of the last day of any fiscal quarter beginning after December 31, 2026 to be less than 1.35 to 1.00, calculated for the trailing four (4) fiscal quarters (but subject to the last sentence of this Section 11.5).

(f) Collateral Coverage Ratio. The Company and its Subsidiaries shall maintain a Collateral Coverage Ratio of at least 200% as of the last day of any fiscal quarter.

For purposes of calculating the EBITDA to Interest Expense Ratio set forth in the foregoing Section 11.5(e), (w) for the covenant test date for the fiscal quarter ending on December 31, 2026, such covenants shall be calculated for such fiscal quarter, (x) for the covenant test date for the fiscal quarter ending on March 31, 2027, such covenants shall be calculated for the period from October 1, 2026 through the end of such fiscal quarter, (y) for the covenant test date for the fiscal quarter ending on June 30, 2027, such covenants shall be calculated for the period from October 1, 2026 through the end of such fiscal quarter, and (z) for any covenant test date for any fiscal quarter ending on or after September 30, 2027, such covenants shall be calculated based on the preceding four (4) fiscal quarters then ended.

11.6 Limitation on Debt. The Company will not, and will not permit any of its Subsidiaries to, create, assume, incur, guarantee, or in any manner become liable, contingently or otherwise, in respect of any secured Recourse Debt, except for (i) the Existing Credit Agreement, (ii) the Notes, (iii) any mortgage payable secured by any REO Assets, (iv) any Standard Recourse Undertaking entered into in the ordinary course of business and (iv) any Permitted Refinancing of the foregoing clauses (i) through (iii). The Company will not, and will not permit any of its Subsidiaries to, create, assume, incur, guarantee, or in any manner become liable, contingently or otherwise, in respect of any Debt (other than secured Recourse Debt) unless, on the date of the incurrence of such Debt and immediately after giving effect to the incurrence of such Debt and the use of the proceeds of the Debt being so incurred on a Pro Forma Basis, (a) the Company will be in compliance with the financial covenants set forth in Section 11.5, and (b) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence of incurring such Debt. For the avoidance of doubt, no Default or Event of Default pursuant to this Section 11.6 shall be deemed to occur or be continuing as a result of the Existing Unsecured Notes, subject to the Company’s compliance with its covenant to repay in full the Existing Unsecured Notes upon maturity on August 15, 2026 and to deliver evidence to the Purchasers of such repayment in full in accordance with Section 6(a).

11.7 Limitations on Restricted Payments. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, make or commit to make any Restricted Payment, except for any Restricted Payment that is necessary to maintain the Company’s qualification as a REIT (provided that, during the continuation of any Default or Event of Default, any such Restricted Payment made in cash to maintain the Company’s qualification as a REIT shall be limited to the minimum amount required to maintain such qualification as a REIT), unless, on the date of that such Restricted Payment is made and immediately after giving effect to such Restricted Payment on a Pro Forma Basis, (a) the Company will be in compliance with the financial covenants set forth in Section 11.5, and (b) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence of such Restricted Payment.

11.8 Limitation on Liens. The Company will not, and will not permit any of its Subsidiaries to, create or suffer to exist any Lien in respect of any property of any character of the Company or such Subsidiary (whether owned on the date hereof or hereafter acquired) unless, immediately after giving effect to the creation of such Lien on a Pro Forma Basis, (a) the Company will be in compliance with the financial covenants set forth in Section 11.5, and (b) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence of creating such Lien.

11.9 Limitation on Transactions with Affiliates. The Company will not, and will not permit any of its Subsidiaries to, engage in any transaction (including, without limitation, the purchase, sale or exchange of any properties and assets or the rendering of any services or the payment of compensation) with an Affiliate of the Company or of any of its Subsidiaries (other than transactions that are between or among the Company and/or any Wholly-Owned Subsidiary) unless (a) such transaction is (i) set forth on Exhibit 5.7(a) attached hereto, or (ii) prior to the commencement of such transaction, disclosed in writing to the holders of the Notes, and (b) is on terms no less favorable, taken as a whole, to the Company or any such Subsidiary than would be obtainable at the time in comparable transactions with a Person not such an Affiliate, provided that nothing in this Section 11.9 shall prohibit any transaction that is expressly permitted under Section 11.7.

11.10 Limitation on Line of Business. The Company shall not, and shall not permit any Subsidiary other than its taxable REIT subsidiaries within the meaning of Section 856(l) of the Code to, engage in any business other than the Business and any business related, ancillary or complementary to the Business.

11.11 Limitation on Merger or Consolidation. The Company will not, and will not permit any of its Subsidiaries, to consummate any merger or consolidation with any other Person, provided that any Subsidiary of the Company may be merged into the Company or any other Wholly-Owned Subsidiary of the Company, if (a) in the case of a merger to which the Company is a party, the Company is the surviving Person from such merger and is Solvent (both at the time of and immediately after giving effect thereto), (b) the Company or the surviving Wholly-Owned Subsidiary of the Company, as the case may be, shall have delivered to each holder of a Note such opinions, confirmations and other agreements and instruments as the Required Holders shall have reasonably requested and (c) both at the time of and immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing. No transaction permitted by this Section 11.11 shall have the effect of releasing the Company or any of its Subsidiaries from any liability or obligation under any of the Operative Documents.

11.12 Limitation on Sale of and Liens on Collateral. The Company will not, and will not permit any of its Subsidiaries to, sell, assign, transfer or otherwise dispose of, or grant any option with respect to, or pledge, hypothecate or grant a security interest in or lien on or otherwise encumber any of the Collateral or any interest therein. Notwithstanding the foregoing, provided that, immediately after giving effect to such sale, assignment, transfer or disposition of Collateral on a Pro Forma Basis, (a) the Company will be in compliance with the financial covenants set forth in Section 11.5, and (b) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence of such sale, assignment, transfer or disposition of Collateral, the Company may sell, assign, transfer or dispose of Collateral, free and clear of Collateral Agent’s interest therein. Upon the receipt from the Company of an Officer’s Certificate certifying as to the satisfaction of the conditions set forth in this Section 11.12 and attaching calculations demonstrating the Company’s compliance on a Pro Forma Basis with the financial covenants set forth in Section 11.5 satisfactory to the Required Holders in all respects, the Lien granted to the Collateral Agent over such sold, assigned, transferred or disposed Collateral shall be automatically released without further action from any party. Notwithstanding the foregoing, upon a refinancing, replacement or refunding of the JPM MRA, the Company shall and shall cause its Subsidiaries to grant a first-priority perfected Lien on the Shares of the JPM MRA Seller (including, without limitation, any economic and voting rights in respect thereof), for the benefit of the Secured Parties (as defined in the Pledge and Security Agreement).

11.13 Modification of Certain Documents, Agreements and Instruments, Fiscal Year. The Company will not, and will not permit any of its Subsidiaries to:

(a) have a fiscal year which ends on any date other than December 31 (other than the fiscal year of a Person which becomes a Subsidiary after the Closing Date at the time such Person becomes a Subsidiary to conform to the Company’s fiscal year);

(b) amend, modify, supplement or waive any term, condition or provision of its Organizational Documents if the effect thereof is, or could reasonably be expected to be, to impose restrictions or obligations upon the Company or any of its Subsidiaries that are more restrictive in any respect than those set forth in its Organizational Documents or if the effect thereof is, or could reasonably be expected to be, adverse in any material respect to the interests of any holder of any of the Notes; or

(c) without the consent of the Required Holders, amend, modify, supplement or waive any term, condition or provision of the Existing Credit Agreement in any manner if the effect thereof is, or could reasonably be expected to be, materially adverse to the interests of the holders of the Notes.

11.14 Further Assurances.

(a) From time to time hereafter, the Company and its Subsidiaries will execute and deliver, or will cause to be executed and delivered, such additional agreements, documents and instruments and will take all such other actions as any holder or holders of the Notes may reasonably request for the purpose of implementing or effectuating the provisions of the Operative Documents.

(b) If at any time after the Closing Date any direct or indirect Subsidiary of the Company shall be a guarantor of or otherwise become obligated in respect of any Recourse Debt, whether existing as of the Closing Date (other than, for the avoidance of doubt, the Existing Credit Agreement) or incurred after the Closing Date, the Company shall cause such Subsidiary to become a Guarantor of the Notes, and in each such case the Company shall notify each holder of the Notes and promptly execute and deliver, or cause to be executed and delivered, (i) a joinder to the Guaranty Agreement, (ii) if requested by the Required Holders, legal opinions related to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Required Holders, and (iii) such other documents, certificates and other instruments as reasonably requested by the Required Holders.

(c) Without limiting the generality of the foregoing, the Company, or any of its Subsidiaries, may at any time or from time to time elect to cause any of its Subsidiaries which is not otherwise required to guarantee the Notes pursuant to Section 11.14(b) to become a Guarantor of the Notes and to pledge such Subsidiary’s assets as Collateral to secure the Notes, and in each such case the Company will promptly (but in any event not later than ten (10) days prior to consummating any such transaction) notify each holder of the Notes and will promptly execute and deliver, or cause to be executed and delivered, the documents required to be delivered pursuant to Section 11.14(b) with respect to such Subsidiary, and to the extent applicable, the Company or such Subsidiary will promptly execute and deliver, or cause to be executed and delivered, (i) a joinder to the Pledge and Security Agreement to the holder or holders of the Notes and all other Security Documents required hereunder and under the other Operative Documents, and (ii) such documents and instruments as may be required to grant, perfect, protect and ensure the priority of such security interest, including, but not limited to, the certificates representing the Shares of such Subsidiary, together with undated transfer powers, in blank, executed and delivered by a duly authorized officer of the holder of such Shares.

12. Definitions.

12.1 Definitions of Capitalized Terms. The terms defined in this Section 12.1, whenever used in this Agreement, shall, unless the context otherwise requires, have the following respective meanings:

“Affiliate” of any Person shall mean any other Person which, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such first-mentioned Person, or any individual, in the case of a Person who is an individual, who has a relationship by blood, marriage or adoption to such first mentioned Person not more remote than first cousin, and, without limiting the generality of the foregoing, shall include (a) any Person beneficially owning or holding, directly or indirectly, 20% or more of any class of Voting Stock or other equity securities of such first mentioned Person, (b) any Person of which such first mentioned Person owns or holds, directly or indirectly, 20% or more of any class of Voting Stock or other equity securities, or (c) any director of, executive officer of or Person performing an executive function with such first-mentioned Person (other than any director designated by the Purchasers); provided that in no event shall any Purchaser be deemed to be an Affiliate of the Company or any of its Subsidiaries. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock or other equity securities or by contract or otherwise.

“Agent Agreement” shall mean that Paying Agency and Registrar Agreement, dated as of the Closing Date, by and among the Company, the Paying Agent and the Registrar.

“Agent Member” shall have the meaning specified in Section 14.2(b)(iii).

“Anti-Corruption Laws” shall mean any law or regulation in a U.S. or any non-U.S. jurisdiction regarding bribery or any other corrupt activity, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010.

“Anti-Money Laundering Laws” shall mean any law or regulation in a U.S. or any non-U.S. jurisdiction regarding money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes, including the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act) and the USA PATRIOT Act.

“Applicable Procedures” shall mean, with respect to any matter at any time relating to a Global Note, the rules, policies and procedures of the Depository applicable to such matter.

“Applicable Ratings Agency” shall have the meaning specified in Section 11.4.

“Blocked Person” shall mean (a) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by OFAC, (b) a Person, entity, organization, country or regime that is blocked or a target of sanctions that have been imposed under U.S. Economic Sanctions Laws or (c) a Person that is an agent, department or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, any Person, entity, organization, country or regime described in clause (a) or (b).

“Business” shall mean the origination, investment, and management of commercial real estate loans, the making of equity investments and development of commercial real estate properties, the referral and placement of insurance on commercial real estate properties and the provision of investment advisory services to third-party investors and the conduct of any other financial service activities or other investment banking or advisory activities that the Company determines to be complementary or accretive to its business.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which United States federal reserve banks, or financial institutions in the State of Minnesota or Illinois, are authorized or required by law to close.

“Called Principal” shall mean, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 9 or has become or is declared to be immediately due and payable pursuant to Section 13.1, as the context requires.

“Capital Lease” as applied to any Person shall mean any lease (or similar arrangement) of any property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, is accounted for as a capital or finance lease on the balance sheet of that Person.

“Capital Lease Obligations” shall mean all monetary obligations of any of the Company and its Subsidiaries under any Capital Leases.

“Cash Equivalents” shall mean:

(a) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by the United States federal government or (ii) issued by any agency of the United States federal government the obligations of which are fully backed by the full faith and credit of the United States federal government,

(b) any readily-marketable direct obligations issued by any other agency of the United States federal government, any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case having a rating of at least “A-1” from S&P or at least “P-1” from Moody’s,

(c) any commercial paper rated at least “A-1” by S&P or “P-1” by Moody’s and issued by any Person organized under the laws of any state of the United States,

(d) any Dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by (i) any lender or (ii) any commercial bank that is (A) organized under the laws of the United States, any state thereof or the District of Columbia, (B) “adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (C) has Tier 1 capital (as defined in such regulations) in excess of $250,000,000,

(e) shares of any United States money market fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clause (a), (b), (c) or (d) above with maturities as set forth in the proviso below, (ii) has net assets in excess of $500,000,000 and (iii) has obtained from either S&P or Moody’s the highest rating obtainable for money market funds in the United States, and

(f) repurchase agreements for securities described in clause (a) above with banks and other financial institutions described in (d) above; provided, however, that the maturities of all obligations specified in any of clauses (a), (b), (c) or (d) above shall not exceed 365 days.

“Certificated Note” shall mean any Note other than a Global Note.

“Change of Control” shall mean the occurrence of any one of the following:

(i) the sale, assignment, lease, transfer or other conveyance (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties and assets of the Company and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to the Company or one or more of its Subsidiaries or a combination thereof, or a Person controlled by the Company or one or more of its Subsidiaries or a combination thereof; or

(ii) the consummation of any transaction (including any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding voting stock of the Company or its Subsidiaries, measured by voting power rather than number of shares or the like; or

(iii) Any “Change of Control” (or similar term) shall occur pursuant to the terms of (a) the Existing Credit Agreement, (b) any Preferred Shares issued by the Company, or (c) the Existing Junior Subordinated Notes; or

(iv) Any “Going Private Event” (or similar term) shall occur pursuant to the terms of the Existing Junior Subordinated Notes.

“Charges” shall have the meaning specified in Section 26.

“Closing” and “Closing Date” shall have the respective meanings specified in Section 3.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean all properties and assets (whether real, personal or mixed, tangible or intangible), now existing or hereafter acquired or arising, that secure the Notes and/or any other Obligations of the Company and/or any Subsidiaries of the Company under the Operative Documents, together with any additions thereto and replacements and proceeds thereof, all as further described or referred to in any of the Security Documents.

“Collateral Agent” shall have the meaning specified in the introductory paragraph hereto.

“Collateral Agent Removal Date” shall have the meaning specified in Section 27.7.

“Collateral Agent Resignation Date” shall have the meaning specified in Section 27.7.

“Collateral Coverage Ratio” shall mean, as of any date of determination, with respect to the Company and its Subsidiaries, the ratio of (a) Total Collateral Value to (b) Covered Debt Amount.

“Companies” and “Company” shall have the meaning specified at the beginning of this Agreement.

“Company Materials” is defined in Section 7.1(j).

“Confidential Information” shall have the meaning specified in Section 8.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “Controlled” and “Controlling” shall have meanings correlative to the foregoing.

“Control Agreement” shall mean an agreement by and among the Collateral Agent and a depositary bank or brokerage firm providing for control (as defined in the NYUCC (as defined in the Pledge and Security Agreement)) over any deposit account or securities account held by the Company or any of its Subsidiaries, in form and substance acceptable to the Required Holders, and pursuant to which, among other things, such depositary bank or brokerage firm shall agree, among other things, to comply with instructions from the Collateral Agent to such depositary bank or brokerage firm, following the occurrence and during the continuance of an Event of Default, directing the disposition of funds from time to time credited to such deposit account, without further consent of the Company or the applicable Subsidiary.

“Controlled Entity” shall mean (a) any of the Subsidiaries of the Company and any of their or the Company’s respective Controlled Affiliates and (b) if the Company has a parent company, such parent company and its Controlled Affiliates.

“Corporate Interest Expense” shall mean, for any period, with respect to the Company and its consolidated Subsidiaries, determined without duplication on a consolidated basis, the amount of total interest expense, determined in accordance with GAAP and incurred by the Company and its consolidated Subsidiaries with respect to Debt that is Recourse Debt. For the avoidance of doubt, as of the Closing Date, Corporate Interest Expense includes any interest expense for the Notes, the Existing Credit Agreement, the Existing Junior Subordinated Notes, but excludes termination costs from the early retirement of indebtedness of the Existing Credit Agreement or the Notes.

“Covered Debt Amount” shall mean the aggregate outstanding principal amount of the Notes.

“Credit Enhancement Agreements” shall mean, collectively, any documents, instruments, guarantees or agreements entered into by the Company, any of its Subsidiaries or any Securitization Entity for the purpose of providing credit support (that is reasonable and customary for such Debt under then-prevailing market terms for such Debt) with respect to any Non-Recourse Debt or Securitization Debt permitted (or not prohibited) by this Agreement.

“Cure Amount” shall have the meaning specified in Section 13.6.

“Cure Deadline” shall have the meaning specified in Section 13.6.

“Debt” of any Person shall mean, without duplication:

(a) all indebtedness for borrowed money;

(b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services, including earnouts (other than trade payables entered into in the ordinary course of business);

(c) the face amount of all letters of credit issued for the account of such Person and without duplication, all drafts drawn thereunder and all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments issued by such Person;

(d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses;

(e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property);

(f) all Capital Lease Obligations;

(g) the principal balance outstanding under any synthetic lease, off-balance sheet loan or similar off balance sheet financing product or under any Derivative Transaction;

(h) all indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness;

(i) all obligations incurred pursuant to Derivative Transactions; and

(j) all Guarantees in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (h) above.

“Debt Rating” shall mean the debt rating of the Notes as determined from time to time by any Applicable Rating Agency then rating the Notes.

“Default” shall mean any condition or event which constitutes or, after notice or lapse of time or both, would constitute an Event of Default.

“Depository” shall mean DTC, its nominees and their respective successors.

“Derivative Transactions” shall mean (a) any hedge agreement, (b) any rate, basis, commodity, currency, debt or equity swap, (c) any cap, collar or floor agreement, (d) any rate, basis, commodity, currency, debt or equity exchange or forward agreement, (e) any rate, basis, commodity, currency, debt or equity option, (f) any other similar agreement, (g) any option to enter into any of the foregoing, (h) any master agreement or other agreement providing for any of the foregoing and (i) any combination of any of the foregoing. For the purposes of this Agreement, the amount of the obligation under any Derivative Transaction shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such Derivative Transaction had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such Derivative Transaction provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount so determined.

“Discounted Value” shall mean, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the

Reinvestment Yield with respect to such Called Principal.

“Downgrade Event” shall have the meaning specified in Section 11.4.

“DTC” shall mean The Depository Trust Company, a New York corporation, and its successors.

“DTC Custodian” shall mean UMB Bank, N.A., as custodian with respect to the Global Notes or any successor entity thereto.

“DTC Legend” shall mean the legend in the form attached as Exhibit A hereto.

“EBITDA” shall mean, with respect to the Company and its Subsidiaries, consolidated Net Income (calculated prior to the deduction of any dividends on Preferred Shares or gain or loss on the redemption on Preferred Shares), plus Corporate Interest Expense, plus consolidated tax expense, plus depreciation expense, plus any expense associated with the amortization of intangible and other assets, plus the amortization of non-cash equity compensation expense, and adjusted for changes in the CECL reserve and extraordinary or non-recurring gains and losses, in each case calculated on a consolidated basis for the Company and its Subsidiaries; provided that for purposes of calculating EBITDA of a Subsidiary that is not a Wholly-Owned Subsidiary, directly or indirectly, of the Company, only the pro rata share of such EBITDA (corresponding to the pro rata share of such Subsidiary that is owned, directly or indirectly, by the Company) shall be counted.

“EBITDA to Interest Expense Ratio” shall mean, as of any date of determination, with respect to the Company and its Subsidiaries for any period, the ratio of (a) EBITDA for such period, to (b) Corporate Interest Expense for such period, determined on a consolidated basis in accordance with GAAP; provided that for purposes of calculating Corporate Interest Expense of a Subsidiary that is not a Wholly-Owned Subsidiary, directly or indirectly, of the Company, only the pro rata share of such Corporate Interest Expense (corresponding to the pro rata share of such Subsidiary that is owned, directly or indirectly, by the Company) shall be counted.

“Environmental Laws” shall mean any law, statute, rule, regulation or other governmental standard or requirement relating or pertaining to (a) the generation, manufacture, management, handling, use, sale, transportation, treatment, storage, disposal, delivery, discharge, release or emission of any waste, pollutant or toxic, hazardous or other substance (including, without limitation, petroleum and petroleum-derived materials), or (b) any other act, omission or condition affecting or involving pollution or contamination of the environment.

“Equity Pledgor” shall have the meaning assigned to such term in the Pledge and Security Agreement.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations and rulings thereunder.

“ERISA Affiliate” shall mean each trade or business (whether or not incorporated) that, together with the Company, would be treated as a single employer under section 4001(b) of

ERISA, or that is a member of a group of which the Company is a member and that is a controlled group within the meaning of Section 4971(e)(2)(B) of the Code.

“Event of Default” shall have the meaning specified in Section 13.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations of the SEC promulgated thereunder, all as the same shall be in effect from time to time.

“Existing Credit Agreement” shall mean that certain Loan and Servicing Agreement, dated as of July 23, 2025, by and among the borrowers party thereto, the guarantors party thereto, the financial institutions from time to time party thereto as lenders, and Barings Direct Investments LLC, as administrative agent and as facility servicer, as amended, restated, amended and restated, supplemented, or otherwise modified from time to time.

“Existing Junior Subordinated Notes” shall mean each of (a) the $25,774,000 aggregate principal amount of Junior Subordinated Notes due 2036 issued by Resource Capital Corp. (as predecessor-in-interest to the Company) pursuant to that certain Junior Subordinated Indenture, dated as of May 25, 2006, by and among Resource Capital Corp. (as predecessor-in-interest to the Company) and Wells Fargo Bank, N.A, as trustee (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), and (b) the $25,774,000 aggregate principal amount of Junior Subordinated Notes due 2036 issued by Resource Capital Corp. (as predecessor-in-interest to the Company) pursuant to that certain Junior Subordinated Indenture, dated as of September 29, 2006, by and among Resource Capital Corp. (as predecessor-in-interest to the Company) and Wells Fargo Bank, N.A, as trustee (as amended, restated, amended and restated, supplemented or otherwise modified from time to time).

“Existing Unsecured Notes” shall mean the Company’s 5.75% Senior Notes Due 2026 issued pursuant to that certain Indenture, dated as of August 16, 2021, by and among the Company, as issuer, and Wells Fargo Bank, National Association, as trustee, as supplemented by that certain First Supplemental Indenture, dated as of August 16, 2021.

“FATCA” shall mean (a) sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), together with any current or future regulations or official interpretations thereof, (b) any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the United States of America and any other jurisdiction, which (in either case) facilitates the implementation of the foregoing clause (a), and (c) any agreements entered into pursuant to section 1471(b)(1) of the Code.

“Financial Covenant Default” shall have the meaning specified in Section 13.6.

“Foreign Benefit Plan” shall mean each material plan, fund or similar program established or maintained outside of the United States of America by any of the Company and its Subsidiaries or to which contributions are, or within the preceding three years have been, made or required to be made by any of the Company and its Subsidiaries for the benefit of its employees or former employees employed outside of the United States which is not required by applicable non-US law and not subject to ERISA or the Code, and which provides for pension, retirement income, health or medical insurance, disability or other employee benefits with respect to which any of the Company or its Subsidiaries has material liability which remains unsatisfied.

“GAAP” shall mean generally accepted accounting principles as in effect in the United States from time to time, set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), including, without limitation, the FASB Accounting Standards Codification™, which are applicable to the circumstances as of the date of determination; it being understood and agreed that determinations in accordance with GAAP for purposes of Section 7 or 11, including defined terms as used therein, are subject (to the extent provided therein) to Section 12.3.

“Global Note” shall mean a Note in registered global form registered in the name of the Depository, without interest coupons.

“Governmental Authority” shall mean

(a) the government of

(i) the United States of America or any state or other political subdivision thereof, or

(ii) any other jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or

(b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Governmental Official” shall mean any governmental official or employee, employee of any government-owned or government-controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity.

“Guarantee” of any Person shall mean (without duplication) any obligation of such Person guaranteeing any Debt (“primary Debt”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary Debt or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary Debt or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary Debt of the ability of the primary obligor to make payment of such primary Debt, or (d) otherwise to assure or hold harmless the owner of such primary Debt against loss in respect thereof, provided, however, that the term Guarantee shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the lesser at such time of the stated or determinable amount of the primary Debt in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Guarantor” shall mean each of ACRES Realty Funding, Inc., ACRES FSU, LLC, 1926 RHT ACRES Member, LLC, and ACRES Realty Funding SPE 11 LLC as of the Closing Date, and any other Subsidiary of the Company that becomes a Guarantor hereunder after the Closing Date pursuant to Section 11.14 hereof.

“Guaranty Agreement” shall mean the Guaranty Agreement, dated the date hereof, executed and delivered by each of the Guarantors.

“Hazardous Material” shall mean any and all pollutants, toxic or hazardous wastes or any other substances that might pose a hazard to health or safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage, or filtration of which is or shall be restricted, prohibited or penalized by any Environmental Law or any other applicable law (including, without limitation, asbestos, urea formaldehyde foam insulation and polychlorinated biphenyls).

“Indemnified Costs” and “Indemnitee” shall have the respective meanings specified in Section 18.

“Institutional Investor” shall mean (a) any Purchaser of a Note, (b) any holder of a Note holding (together with one or more of its affiliates) more than 5% of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any Note.

“Intercreditor Agreement” shall mean the Intercreditor Agreement, dated the date hereof, by and among the Collateral Agent, Barings Direct Investments, LLC, in its capacity as Credit Agreement Collateral Agent thereunder, and acknowledged by the Note Parties (as defined therein) and the Credit Parties (as defined therein).

“Investment” of any Person shall mean any investment made by such Person in any other Person by stock purchase, capital contribution, loan, advance, acquisition of indebtedness, Guarantee or otherwise.

“Investment Grade Rating” shall have the meaning specified in Section 11.4.

“JPM MRA” shall mean that certain Uncommitted Master Repurchase Agreement, dated as of March 14, 2025, between ACRES SPE 2025-1, LLC, as Seller (or any successor entity thereto, the “JPM MRA Seller”), and JPMorgan Chase Bank, National Association, as Buyer, as amended, restated, supplemented, or modified from time to time.

“JPM MRA Seller” shall have the meaning assigned thereto under the definition of JPM MRA.

“Junior Subordinated Debt” shall mean unsecured Debt that is subordinated in right of payment and exercise of remedies to the payment of the Notes and the rights of the holders thereof.

“Licenses” shall mean certificates of public convenience and necessity, franchises, licenses and other permits and authorizations from governmental authorities.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or otherwise), or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever, chattel mortgage or other charge or encumbrance of any kind, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property and any lease having substantially the same effect as any of the foregoing.

“Liquidity” shall mean, for any date of determination, unrestricted cash and Cash Equivalents of the Company and its Subsidiaries, determined in accordance with GAAP; provided that unrestricted cash and Cash Equivalents of ACRES Mortgage Fund, Ltd. shall not be included in the calculation of Liquidity.

“Make-Whole Amount” shall mean, with respect to any Note, an amount equal to the sum of (a) 104.3125% multiplied by the Called Principal of such Note plus (b) the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the avoidance of doubt, the Make-Whole Amount shall be zero for any repayment, prepayment or redemption of the Notes that occurs on or after July 31, 2028.

“Material Adverse Change” shall mean a material adverse change in or effect upon (a) the condition (financial or otherwise), business, operations, properties or assets of the Company and its Subsidiaries taken as a whole, (b) the validity or enforceability, as against the Company, of this Agreement, the Notes or any of the other Operative Documents to which it is a party; (c) the rights and remedies of any holder of Notes with respect thereto or (d) the ability of Company and its Subsidiaries, taken as a whole, to perform their obligations under any of the Operative Documents to which it is a party and/or to comply with any of the terms thereof applicable to it.

“Material Credit Facility” shall mean, as to the Company and its Subsidiaries, (a) the Existing Credit Agreement, and (b) any other agreement(s) creating or evidencing Debt for borrowed money entered into on or after the Closing Date by the Company or any Subsidiary, or in respect of which the Company or any Subsidiary is an obligor or otherwise provides a guarantee or other credit support (“Credit Facility”), in a principal amount outstanding or available for borrowing equal to or greater than $15,000,000 (or the equivalent of such amount in the relevant currency of payment, determined as of the date of the closing of such facility based on the exchange rate of such other currency); and if no Credit Facility or Credit Facilities equal or exceed such amounts, then the largest Credit Facility shall be deemed to be a Material Credit Facility.

“Maximum Rate” shall have the meaning specified in Section 29.

“Merger” shall mean the merger of ACRES Capital Corp. into ACRES Holdings Sub LLC, a wholly-owned subsidiary of the Company, pursuant to the Merger Agreement.

“Merger Agreement” shall mean the Agreement and Plan of Merger, dated April 29, 2026, by and among the Company, ACRES Holdings Sub LLC, ACRES Capital Corp. and ACRES Capital, LLC.

“Multiemployer Plan” shall mean any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“NAIC” shall mean the National Association of Insurance Commissioners.

“Net Debt to Equity Ratio” shall mean, as of any date of determination, with respect to the Company and its Subsidiaries, the ratio of (a) Debt outstanding on such date less Liquidity as of such date to (b) Net Worth as of such date, determined on a consolidated basis in accordance with GAAP; provided that for purposes of calculating Debt outstanding on such date that is owed by a Subsidiary that is not a Wholly-Owned Subsidiary, directly or indirectly, of the Company, only the pro rata share of such Debt outstanding on such date (corresponding to the pro rata share of such Subsidiary that is owned, directly or indirectly, by the Company) shall be counted for purposes of calculating Debt outstanding on such date.

“Net Equity Capital Activity” shall mean the aggregate net cash proceeds from the sale of the Company’s perpetual equity interests (either common or preferred) at any time after the date of this Agreement, plus the aggregate principal amount of Debt net of financing costs resulting from the conversion of Debt into perpetual equity interests (either common or preferred) at the time of conversion at any time after the date of this Agreement, less the aggregate amount paid by the Company after the date of this Agreement to repurchase its perpetual equity interests (either common or preferred).

“Net Income” of any Person shall mean for any period the net income (or net loss) of such Person for such period, determined in accordance with GAAP.

“Net Issuance Proceeds” shall mean, in respect of any issuance of Debt, cash proceeds (including cash proceeds as and when received in respect of non-cash proceeds received or received in connection with such issuance), net of underwriting discounts and reasonable out-of-pocket costs and expenses paid or incurred in connection therewith in favor of any Person not an Affiliate of the Company.

“Net Worth” shall mean, with respect to the Company and its Subsidiaries, on any date of determination, all amounts which would be included under shareholders’ equity of the Company and its Subsidiaries on the balance sheet of the Company and its Subsidiaries as of such date, determined on a consolidated basis in accordance with GAAP; provided that for purposes of calculating Net Worth of a Subsidiary that is not a Wholly-Owned Subsidiary, directly or indirectly, of the Company, only the pro rata share of such Net Worth (corresponding to the pro rata share of such Subsidiary that is owned, directly or indirectly, by the Company) shall be counted.

“Non-Recourse Debt” shall mean any Debt of the Company or any of its Subsidiaries:

(a) that is advanced to finance the acquisition of Securitization Assets or other assets and secured only by the assets to which such Debt relates (or by a pledge of equity in the Securitization Entity owning such assets) without recourse to the Company or any of its Subsidiaries (excluding any such Subsidiary that is a Securitization Entity or that owns no material assets (as determined by the Company in good faith) other than its interest in a Securitization Entity and, in each case, is a borrower, guarantor, pledgor or other obligor of such Debt) (other than recourse pursuant to Standard Recourse Undertakings, unless, until and for so long as (but solely for purposes of Section 11.5(d) hereof) a claim for payment or performance has been made under any such Standard Recourse Undertakings (which has not been satisfied or waived) at which time the obligations with respect to any such Standard Recourse Undertakings shall (solely for purposes of such covenant) not be considered Non-Recourse Debt to the extent, and only to the extent, that such claim is a liability (for GAAP purposes) of the Company or any of its Subsidiaries (excluding any such Subsidiary that is a Securitization Entity or that owns no material assets (as determined by the Company in good faith) other than its interest in a Securitization Entity and, in each case, is a borrower, guarantor, pledgor or other obligor of such Debt));

(b) that is advanced to any Subsidiaries or group of Subsidiaries of the Company formed for the sole purpose of acquiring or holding Securitization Assets or other assets (directly or indirectly) against which Debt is incurred that is made without recourse to, and with no cross-collateralization against, any assets of the Company or any of its Subsidiaries (excluding any such Subsidiary that is a Securitization Entity or that owns no material assets (as determined by the Company in good faith) other than its interest in a Securitization Entity and, in each case, is a borrower, guarantor, pledgor or other obligor of such Debt) (other than recourse pursuant to Standard Recourse Undertakings, unless, until and for so long as (but solely for purposes of Section 11.5(d) hereof) a claim for payment or performance has been made under any such Standard Recourse Undertakings (which has not been satisfied or waived) at which time the obligations with respect to any such Standard Recourse Undertakings shall (solely for purposes of such covenant) not be considered Non-Recourse Debt to the extent, and only to the extent, that such claim is a liability (for GAAP purposes) of the Company or any of its Subsidiaries (excluding any such Subsidiary that is a Securitization Entity or that owns no material assets (as determined by the Company in good faith) other than its interest in a Securitization Entity and, in each case, is a borrower, guarantor, pledgor or other obligor of such Debt));

(c) in respect of which recourse for payment is contractually limited to specific assets of the Company or any of its Subsidiaries encumbered by a Lien securing such Debt (other than recourse pursuant to Standard Recourse Undertakings, unless, until and for so long as (but solely for purposes of Section 11.5(d) hereof) a claim for payment or performance has been made under any such Standard Recourse Undertakings (which has not been satisfied or waived) at which time the obligation with respect to any such Standard Recourse Undertakings shall (solely for purposes of such covenant) not be considered Non-Recourse Debt to the extent, and only to the extent, that such claim is a liability (for GAAP purposes) of the Company or any of its Subsidiaries (excluding any such Subsidiary that is a Securitization Entity or that owns no material assets (as determined by the Company in good faith) other than its interest in a Securitization Entity and, in each case, is a borrower, guarantor, pledgor or other obligor of such Debt)); and

(d) customary completion or budget guarantees provided to lenders in connection with any of the foregoing clauses (a) through (c) in the ordinary course of business unless, until and for so long as (but solely for purposes of Section 11.5(d) hereof) a claim for payment or performance has been made at which time the obligations shall (solely for purposes of such covenant) not be considered Non-Recourse Debt to the extent, and only to the extent, that such claim is a liability (for GAAP purposes) of the Company or any of its Subsidiaries.

For the purposes of clarity, it is understood and agreed that, solely for purposes of Section 11.5(d) hereof, if the payment of any Debt that would otherwise constitute Non-Recourse Debt is guaranteed in part but not in whole by the Company or a Subsidiary of the Company in such manner that the portion of such Debt so guaranteed no longer constitutes Non-Recourse Debt, then (solely for the purposes of such covenant) the portion of the Debt so guaranteed shall be deemed to constitute Recourse Debt and the remainder of such Debt shall be deemed to constitute Non-Recourse Debt.

“Notes” shall have the meaning specified in Section 2.1.

“Notes Register” is defined in Section 14.1.

“Obligations” shall mean all advances to, and debts (including principal, interest, Make-Whole Amount, fees, costs, and expenses), liabilities, covenants, and indemnities of, any Company arising under any Operative Document or otherwise with respect to any Note, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising.

“OFAC” shall mean the Office of Foreign Assets Control of the United States Department of the Treasury.

“OFAC Sanctions Program” shall mean any economic or trade sanction that OFAC is responsible for administering and enforcing. A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx.

“Officer’s Certificate” shall mean a certificate signed on behalf of the Company by the Chairman, President, Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, President, Treasurer, Controller or one of the Vice Presidents of the Company.

“Operative Documents” shall mean this Agreement, the Notes, the Security Documents, the Agent Agreement, and each of the other agreements, documents and instruments executed in connection herewith and therewith, each as it may from time to time be amended, modified or supplemented.

“Organizational Documents” of any Person shall mean such Person’s charter and by-laws, partnership agreement, operating agreement, limited liability company agreement, members agreement, trust agreement, as applicable, and/or any other similar agreement, document or instrument.

“Parties” shall have the meaning specified in Section 27.2(b).

“Paying Agent” shall mean, initially, UMB Bank, N.A., in its capacity as such and any successor or assign, appointed pursuant to and engaged to act in accordance with the Agent Agreement.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Permitted Refinancing” shall mean the extension of maturity, refinancing or modification of the terms of any Debt so long as:

(a) after giving effect to such extension, refinancing or modification, the amount of such Debt is not greater than the amount of Debt outstanding immediately prior to such extension, refinancing or modification (other than by the amount of premiums paid thereon and the fees and expenses incurred in connection therewith and by the amount of unfunded commitments with respect thereto);

(b) such extension, refinancing or modification does not result in a shortening of the average weighted maturity (measured as of the extension, refinancing or modification) of the Debt so extended, refinanced or modified;

(c) such extension, refinancing or modification is pursuant to terms that are not, on the whole, less favorable to the Company and its Subsidiaries and the holders of the Notes than the terms of the Debt (including, without limitation, terms relating to the collateral (if any) and subordination (if any)) being extended, refinanced or modified; and

(d) the Debt that is extended, refinanced or modified is not recourse to the Company or any of its Subsidiaries that is liable on account of the obligations thereof, other than those Persons which were obligated with respect to the Debt that was refinanced, renewed, or extended.

“Person” shall mean an individual, a corporation, a limited liability company, an association, a joint-stock company, a business trust or other similar organization, a partnership, a joint venture, a trust, an unincorporated organization or a government or any agency, instrumentality or political subdivision thereof.

“Plan” shall mean an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

“Pledge and Security Agreement” shall mean the Pledge and Security Agreement, dated the date hereof, by and among the Company, each of the Guarantors and the Collateral Agent.

“Pledged Collateral” shall have the meaning assigned to such term in the Pledge and Security Agreement.

“Preferred Shares”, as applied to any Person, shall mean Shares of such Person which shall be entitled to preference or priority over any other Shares of such Person in respect of either the payment of dividends or the distribution of assets upon liquidation.

“Pro Forma Basis” shall mean, as of any date of determination, a pro forma basis to give effect as of the first day of the then most recently completed period of four consecutive fiscal quarters (and for any date of determination that occurs prior to the first anniversary of the Closing Date, the applicable measurement period shall be the period commencing on the Closing Date and ending on the date of determination, and then shall be annualized by multiplying the applicable amount for such period by a fraction, the numerator of which is 365 and the denominator of which is the number of days in such period) to the incurrence of all indebtedness, the declaration or making of Restricted Payments, the making of any Investments and/or the consummation of any other transaction giving rise to the need for such determination, the retirement of any indebtedness that is concurrently being retired and all other concurrent events. For purposes hereof, interest expense or Corporate Interest Expense that is payable at a floating or variable rate shall be determined on the basis of the rate in effect on the date as of which such determination is to be made.

“Proprietary Rights” shall mean any patents, registered and common law trademarks, service marks, trade names, copyrights and other similar rights (including, without limitation, know-how, trade secrets and other confidential information) and applications for each of the foregoing, if any.

“Public Holder” is defined in Section 7.1(j).

“Qualified Institutional Buyer” shall mean any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.

“Ratings Agency” shall have the meaning specified in Section 11.4.

“Recourse Debt” shall mean all Debt other than Non-Recourse Debt and Securitization Debt.

“Recourse Net Debt to Equity Ratio” shall mean, as of any date of determination, with respect to the Company and its Subsidiaries, the ratio of (a) Recourse Debt outstanding on such date less Liquidity as of such date to (b) Net Worth as of such date, determined on a consolidated basis in accordance with GAAP; provided that for purposes of calculating Recourse Debt outstanding on such date that is owed by a Subsidiary that is not a Wholly-Owned Subsidiary, directly or indirectly, of the Company, only the pro rata share of such Recourse Debt outstanding on such date (corresponding to the pro rata share of such Subsidiary that is owned, directly or indirectly, by the Company) shall be counted for purposes of calculating Recourse Debt outstanding on such date.

“Registrar” shall mean UMB Bank, N.A., in its capacity as such and any successor or assign, appointed pursuant to and engaged to act in accordance with the Agent Agreement.

“Reinvestment Yield” shall mean, with respect to the Called Principal of any Note, the sum of (a) 0.70% plus (b) the yield to maturity implied by the “Ask Yield(s)” reported as of 10:00 a.m.

(New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on-the-run U.S. Treasury securities (“Reported”) having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there are no such U.S. Treasury securities Reported having a maturity equal to such Remaining Average Life, then such implied yield to maturity will be determined by (i) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (ii) interpolating linearly between the “Ask Yields” Reported for the applicable most recently issued actively traded on-the-run U.S. Treasury securities with the maturities (1) closest to and greater than such Remaining Average Life and (2) closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

If such yields are not Reported or the yields Reported as of such time are not ascertainable (including by way of interpolation), then “Reinvestment Yield” means, with respect to the Called Principal of any Note, the sum of (x) 0.70% plus (y) the yield to maturity implied by the U.S. Treasury constant maturity yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for the U.S. Treasury constant maturity having a term equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there is no such U.S. Treasury constant maturity having a term equal to such Remaining Average Life, such implied yield to maturity will be determined by interpolating linearly between (1) the U.S. Treasury constant maturity so reported with the term closest to and greater than such Remaining Average Life and (2) the U.S. Treasury constant maturity so reported with the term closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

“REIT” shall have the meaning specified in Section 5.19.

“Related Fund” shall mean, with respect to any holder of any Note, any fund or entity that (a) invests in securities or bank loans, and (b) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.

“Related Parties” with respect to any Person, shall mean such Person’s Affiliates and the directors, officers, employees, partners, agents, trustees, administrators, managers, advisors and representatives of such Person and its Affiliates.

“Remaining Average Life” shall mean, with respect to any Called Principal, the number of years obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years, computed on the basis of a 360-day year comprised of twelve 30-day months and calculated to two decimal places, that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” shall mean, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date through July 31, 2028, provided that if such Settlement Date is not a date on which interest payments are due to be made under the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 9.2 or Section 13.1.

“REO Asset” shall mean, in respect of a Person, a real estate asset owned by such Person and acquired as a result of the foreclosure or other enforcement of a Lien on such asset securing a servicing advance or loans or other mortgage-related receivables purchased or originated by the Company or any Subsidiary of the Company in the ordinary course of business.

“Reported” shall have the meaning specified in the definition of “Reinvestment Yield.”

“Required Holders” as applied to describe the requisite holder or holders of the Notes, shall mean, at any date, the holder or holders of fifty percent (50%) or more of the principal amount of the Notes at the time outstanding (excluding any Notes at the time owned by the Company, or any Subsidiary of the Company).

“Responsible Officer” shall mean shall mean, when used with respect to the Collateral Agent, any officer in its corporate trust department customarily performing functions similar to those performed by any officer and also, with respect to a particular matter, any other officer to whom such matter is referred because of such officer’s knowledge of an familiarity with the particular subject and who, in each case, shall have direct responsibility for the administration of this Agreement. The availability or delivery (including pursuant to this Agreement) of reports or other documents (including news or other publicly available reports or documents) to the Collateral Agent shall not constitute actual or constructive knowledge or notice of information contained in or determinable from those reports or documents including the Company’s compliance with its covenants hereunder or under any other Operative Document.

“Restricted Legend” shall mean the legend in the form attached as Exhibit B hereto.

“Restricted Payment” as applied to any Person shall mean:

(a) any dividend or other distribution (other than any dividend or distribution payable on any Shares of such Person solely in additional Shares of the same class), direct or indirect, on account of any Shares of such Person now or hereafter outstanding (including, without limitation, Preferred Shares) or any securities convertible into or exercisable or exchangeable for such Shares, except any such dividend or distribution payable to the Company or any Wholly-Owned Subsidiary;

(b) any redemption, retirement, purchase or other acquisition, direct or indirect, of any Shares of such Person now or hereafter outstanding (including, without limitation, Preferred Shares) or any securities convertible into or exercisable or exchangeable for such Shares;

(c) any payment of any management fee, consulting fee, or similar amount to any Affiliate of any of the Company and its Subsidiaries; and

(d) any payment in respect of any Junior Subordinated Debt (including, without limitation, the Existing Junior Subordinated Notes) (to the extent permitted by the subordination provisions applicable thereto).

“Rule 144” shall mean Rule 144 promulgated under the Securities Act.

“Rule 144A” shall mean Rule 144A promulgated under the Securities Act.

“Rule 144A Certificate” shall mean a written certification addressed to the Company to the effect that the Person making such certification (a) is acquiring the Note (or beneficial interest therein) for its own account or one or more accounts with respect to which it exercises sole investment discretion and that it and each such account is a Qualified Institutional Buyer within the meaning of Rule 144A, (b) is aware that the transfer to it or exchange, as applicable, is being made in reliance upon the exemption from the provisions of Section 5 of the Securities Act provided by Rule 144A, and (c) acknowledges that it has received such information regarding the Company as it has requested pursuant to Rule 144A(d)(4) or has determined not to request such information.

“SEC” shall mean the Securities and Exchange Commission or any other federal agency from time to time administering the Securities Act and/or the Exchange Act.

“Securities Act” shall mean the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect from time to time.

“Securitization” shall mean a public or private transfer, sale or financing of servicing advances, mortgage loans, installment contracts, other loans and related assets, accounts receivable, real estate assets, mortgage receivables and any other assets capable of being securitized (collectively, “Securitization Assets”) by which the Company and/or any of its Subsidiaries directly or indirectly securitizes a pool of specified Securitization Assets or incurs Non-Recourse Debt secured by specified Securitization Assets, including any such transaction involving the sale of specified servicing advances or mortgage loans to a Securitization Entity.

“Securitization Assets” has the meaning set forth in the definition of “Securitization”.

“Securitization Debt” shall mean (a) Debt of the Company or any of its Subsidiaries incurred pursuant to on-balance sheet Securitizations and (b) any Debt consisting of advances made to the Company or any of its Subsidiaries based upon securities issued by a Securitization Entity pursuant to a Securitization and acquired or retained by the Company or such Subsidiary which, in each case, is recourse solely to the assets subject to the related Securitization and not to the Company or such Subsidiary generally (other than Securitization Repurchase Obligations).

“Securitization Entity” shall mean (a) any Person (whether or not a Subsidiary of the Company) established for the purpose of issuing asset-backed or mortgage-backed or mortgage pass-through securities of any kind (including collateralized mortgage obligations and net interest margin securities) or other similar securities; (b) any special purpose Subsidiary established for the purpose of selling, depositing or contributing Securitization Assets into a Person described in clause (a) or for the purpose of holding Shares of, or securities issued by, any related Securitization Entity, regardless of whether such Person is an issuer of securities; provided that such Person is not an obligor with respect to any Debt of the Company or any Subsidiary; (c) any Person established for the purpose of holding Securitization Assets and issuing Non-Recourse Debt secured by such Securitization Assets; (d) any special purpose Subsidiary of the Company formed exclusively for the purpose of satisfying the requirement of Credit Enhancement Agreements (including, without limitation, any Subsidiary that is established for the purpose of owning another Securitization Entity and pledging the equity of that other Securitization Entity as security for the Debt of such other Securitization Entity) and regardless of whether such Subsidiary is an issuer of securities, provided that such Subsidiary is not an obligor with respect to any Debt of the Company or any Subsidiary other than under Credit Enhancement Agreements; and (e) any other Subsidiary of the Company which is established for the purpose of (i) acting as sponsor for and organizing and initiating Securitizations or (ii) facilitating or entering into a Securitization, in each case that engages in activities reasonably related or incidental thereto and that is not an obligor or guarantor with respect to any Debt of the Company or any Subsidiary. Whether or not a Person is a Securitization Entity shall be determined by the Company in good faith.

“Securitization Repurchase Obligation” shall mean any obligation of a seller of Securitization Assets in a Securitization to repurchase Securitization Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including, without limitation, as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Security Documents” shall mean the Pledge and Security Agreement, the Guaranty Agreement, the Intercreditor Agreement, and any and all other agreements, documents and instruments heretofore or hereafter securing the Notes and/or any other obligations of the Company or any other Guarantors under the Operative Documents, as amended, modified or supplemented from time to time.

“Settlement Date” shall mean, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 9.2 or has become or is declared to be immediately due and payable pursuant to Section 13.1, as the context requires.

“Shares” of any Person shall include any and all shares of capital stock (whether denominated as common stock or preferred stock), partnership interests, limited liability company interests, membership interests, joint venture interests, or other equity interests, participations or other ownership or profit interests in equivalents (however designated and of any class) in the capital of, or other ownership interests in, such Person, whether voting or nonvoting.

“Share Equivalents” shall mean all securities convertible into or exchangeable for any Share or any other Share Equivalent and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any Share or any other Share Equivalent, whether or not presently convertible, exchangeable or exercisable.

“Solvent” as applied to any Person at any date shall mean that on and as of such date (a) the value of the assets of such Person both at fair value and present fair saleable value is greater than the total amount of liabilities, including, without limitation, contingent and unliquidated liabilities, of such Person, (b) such Person is able to pay all liabilities of such Person as such liabilities mature and (c) such Person does not have unreasonably small capital. The amount of contingent or unliquidated liabilities on and as of any date shall be computed as the amount that, in the light of all the facts and circumstances existing on and as of such date, in light of all the facts and circumstances existing at such time represents the amount that can reasonably be expected to become an actual or matured liability. For purposes of this definition, “Person” shall mean, where so required by the context in which the term “Solvent” appears, such Person and its Subsidiaries taken as a whole.

“State Sanctions List” shall mean a list that is adopted by any state governmental authority within the United States of America pertaining to Persons that engage in investment or other commercial activities in Iran or any other country that is a target of economic sanctions imposed under U.S. Economic Sanctions Laws.

“Standard Recourse Undertakings” shall mean, with respect to any Securitization or Debt, (a) such representations, warranties, covenants and indemnities which are customarily (as determined by the Company) made by sellers of financial assets or other Securitization Assets, including without limitation, Securitization Repurchase Obligations, and (b) such customary (as determined by the Company) carve-out matters for which the Company and/or its Subsidiaries acts as guarantor in connection with any such Securitization or Debt, such as fraud, misappropriation and misapplication of funds, misrepresentation, criminal acts, repurchase obligations for breach of representations or warranties, environmental indemnities, insolvency events and non-approved transfers.

“Subsidiary” of any Person at any date shall mean (a) any other Person a majority (by number of votes) of the Voting Stock of which is owned by such first-mentioned Person and/or by one or more other Subsidiaries of such first‑mentioned Person, (b) any Person of which the first-mentioned Person or any of its other Subsidiaries is a general partner and (c) any other Person with respect to which such first-mentioned Person and/or any one or more other Subsidiaries of such first-mentioned Person (i) is entitled to more than 50% of such Person’s profits or losses or more than 50% of such Person’s assets on liquidation or (ii) holds an equity interest in such Person of more than 50%. As used herein, unless the context clearly requires otherwise, the term “Subsidiary” refers to a Subsidiary of the Company.

“SVO” shall mean the Securities Valuation Office of the NAIC.

“Tangible Net Worth” shall mean, with respect to the Company and its Subsidiaries, on any date of determination, (a) all amounts which would be included under shareholders’ equity of the Company and its Subsidiaries on the balance sheet of the Company and its Subsidiaries as of such date, determined on a consolidated basis in accordance with GAAP, less (b) intangible assets of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that for purposes of calculating Tangible Net Worth of a Subsidiary that is not a Wholly-Owned Subsidiary, directly or indirectly, of the Company, only the pro rata share of such

Tangible Net Worth (corresponding to the pro rata share of such Subsidiary that is owned, directly or indirectly, by the Company) shall be counted.

“Total Collateral Value” shall mean, as of any date of determination, the aggregate Value of the Collateral in which the Collateral Agent, for the benefit of the holders of the Notes, has a first-priority perfected Lien as of such date.

“USA PATRIOT Act” shall mean United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 and the rules and regulations promulgated thereunder from time to time in effect.

“U.S. Economic Sanctions Laws” shall mean those laws, executive orders, enabling legislation or regulations administered and enforced by the United States pursuant to which economic sanctions have been imposed on any Person, entity, organization, country or regime, including the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Iran Sanctions Act, the Sudan Accountability and Divestment Act and any other OFAC Sanctions Program.

“Value” shall mean, as of any date of determination, the net asset value reflected in the books and records of the Company and its Subsidiaries in accordance with GAAP (without, for the avoidance of doubt, any duplication as between the asset value of any assets held by, and any equity interest in, any particular Subsidiary).

“Voting Stock”, when used with reference to any Person, shall mean Shares (however designated) of such Person having ordinary voting power for the election of a majority of the members of the board of directors (or other governing board) of such Person, other than Shares having such power only by reason of the happening of a contingency.

“Wholly-Owned Subsidiary” of any Person at any date shall mean any Subsidiary of such Person at such date all of the outstanding Shares of which, other than directors’ qualifying Shares and the like, shall at the time be owned by such Person and/or by one or more other Wholly-Owned Subsidiaries of such Person and the accounts of which are consolidated with those of such Person in accordance with GAAP.

12.2 Other Definitions. The terms defined in this Section 12.2, whenever used in this Agreement, shall, unless the context otherwise requires, have the respective meanings hereinafter specified.

“this Agreement” (and similar references to any of the other Operative Documents) shall mean, and the words “herein” (and “therein”), “hereof” (and “thereof”), “hereunder” (and “thereunder”) and words of similar import shall refer to, such instruments as they may from time to time be amended, modified or supplemented.

“beneficial” ownership of any Shares or other securities by any Person shall be determined in the manner set forth in Rule 13d-3 of the SEC under the Exchange Act.

“board of directors” and “directors”, when used with reference to a non-corporate entity, shall mean the governing body of such entity and the members thereof having responsibilities most analogous to those of a board of directors and the directors of a corporation.

“corporation” shall include an association, joint stock company, business trust or other similar organization.

12.3 Accounting Terms and Principles; Laws.

(a) All accounting terms used herein that are not expressly defined in this Agreement shall have the respective meanings given to them in accordance with GAAP; all computations made pursuant to this Agreement shall be made in accordance with GAAP and all financial statements shall be prepared in accordance with GAAP; provided that (i) all accounting terms used in Section 11.5 (and all defined terms used in the definition of any accounting term used in Section 11.5) shall have the meaning given to such terms (and defined terms) under GAAP as in effect on the date hereof applied on a basis consistent with those used in preparing financial statements referred to in Section 5.6, (ii) in the event of any change after the date hereof in GAAP, and if such change would affect the computation of any of the financial covenants set forth in Section 11.5, then the parties hereto agree to endeavor, in good faith, to agree upon an amendment to this Agreement that would adjust such financial covenants in a manner that would preserve the original intent thereof, but would allow compliance therewith to be determined in accordance with the Company’s financial statements at that time, (iii) until so amended such financial covenants shall continue to be computed in accordance with GAAP prior to such change therein and (iv) for purposes of determining compliance with the covenants set out in this Agreement, any election by any of the Company and its Subsidiaries to measure or value an item of indebtedness using fair value (including Accounting Standards Codification 825-10) shall be disregarded and such determination shall be made as if such election had not been made.

(b) All references herein to laws, statutes, rules, regulations and/or to other governmental restrictions, standards and/or requirements shall, unless the context clearly requires otherwise, be deemed to refer to those promulgated, issued and/or enforced by any domestic or foreign federal, state or local government, governmental agency, authority, court, instrumentality or regulatory body, including, without limitation, those of the United States of America or any state thereof or the District of Columbia.

13. Remedies.

13.1 Events of Default Defined; Acceleration of Maturity. If any one or more of the following events (“Events of Default”) shall occur (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body), that is to say:

(a) if default shall be made in the due and punctual payment of all or any part of the principal of, or Make-Whole Amount (if any) on, any Note when and as the same shall become due and payable, whether at the stated maturity thereof, by notice of or demand for prepayment, or otherwise;

(b) if default shall be made in the due and punctual payment of any interest on any Note or any fee when and as the same shall become due and payable and such default shall have continued for a period of three (3) Business Days;

(c) if default shall be made in the performance or observance of any representation, covenant, agreement or condition contained in Section 5.11(b), Section 7(a), Section 7(b), Section 7(c), Section 8(a), Section 11.2(b), Section 11.2(d), Section 11.2(e), Section 11.2(f), Section 11.5, or any of Section 11.6 through Section 11.14 (subject, in the case of breaches of Section 11.5, to Section 13.6);

(d) if default shall be made in the performance or observance of any other of the covenants, agreements or conditions contained in this Agreement or any of the Notes and such default shall have continued for a period of thirty (30) days after the earlier to occur of (i) an executive officer of the Company or any of its Subsidiaries obtaining actual knowledge of such default or (ii) the Company or any of its Subsidiaries receipt of written notice of such default;

(e) if the Company, any material Subsidiary of the Company shall make a general assignment for the benefit of creditors, or shall generally not pay its debts as they become due, or shall admit in writing its inability to pay its debts as they become due, or shall file a voluntary petition in bankruptcy, or shall be adjudicated bankrupt or insolvent, or shall file any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, or shall file any answer admitting or not contesting the material allegations of a petition filed against it in any such proceeding, or shall seek or consent to or acquiesce in the appointment of any trustee, custodian, receiver, liquidator or fiscal agent for it or for all or any substantial part of its properties, or shall (or its directors or stockholders shall) take any action looking to its dissolution or liquidation;

(f) if, within sixty (60) days after the commencement of an action against the Company, any material Subsidiary of the Company seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such action shall not have been dismissed or all orders or proceedings thereunder affecting the operations or the business of the Company, any material Subsidiary of the Company stayed, or if the stay of any such order or proceeding shall thereafter be set aside, or if, within sixty (60) days after the appointment without the consent or acquiescence of the Company, any material Subsidiary of the Company of any trustee, custodian, receiver, liquidator or fiscal agent for the Company, any material Subsidiary of the Company or for all or any substantial part of their respective properties, such appointment shall not have been vacated;

(g) if, under the provisions of any law for the relief or aid of debtors, any court or governmental agency of competent jurisdiction shall assume custody or control of the Company, any material Subsidiary of the Company or of all or any substantial part of their respective properties and such custody or control shall not be terminated or stayed within sixty (60) days from the date of assumption of such custody or control;

(h) if, as to (x) the Existing Credit Agreement or (y) any other Debt (other than Debt hereunder) of the Company or any of its Subsidiaries with the aggregate principal amount exceeding $5.0 million, (i) a default shall occur in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of any principal or stated amount of, or interest or fees on, the Existing Credit Agreement or such Debt, or (ii) a default shall occur in the performance or observance of any obligation or condition with respect to the Existing Credit Agreement or such Debt if the effect of such default is to accelerate the maturity of the Existing Credit Agreement or such Debt, or to permit the holder or holders of the Existing Credit Agreement or such Debt, or any trustee or agent for such holders, to cause or declare the Existing Credit Agreement or such Debt to become immediately due and payable;

(i) if a final judgment or judgments for the payment of money which, together with all other outstanding final judgments for the payment of money against the Company, and/or any material Subsidiary of the Company (excluding any judgment or judgments liability for which is covered by (i) insurance issued by a financially sound and reputable insurance company that has not effectively reserved its rights or (ii) an indemnification agreement and collateral reasonably satisfactory to the Required Holders), exceeding an aggregate of $5.0 million (or the equivalent thereof, as of any date of determination, in any other currency) shall be rendered against the Company, any material Subsidiary of the Company which judgments are not, within thirty (30) days after entry thereof, discharged or stayed pending appeal, or are not discharged within thirty (30) days after the expiration of such stay;

(j) if any representation or warranty made or deemed to be made by or on behalf of the Company or any Subsidiary in any Operative Documents (including any certificates pursuant thereto), is or shall be incorrect when made or deemed to have been made;

(k) if, at any time, this Agreement or any of the Notes shall for any reason (other than the scheduled termination thereof in accordance with its terms, or prepayments in accordance with the terms of this Agreement) expire, fail to be in full force and effect or be disaffirmed, repudiated, canceled, terminated or declared to be unenforceable, null and void;

(l) if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) the PBGC shall have instituted proceedings under section 4042 of ERISA to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC and the aggregate “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed the fair market value of the assets, (iv) the Company or any ERISA Affiliate shall have incurred or is reasonably likely to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or (vi) the Company or any Subsidiary of the Company establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary of the Company thereunder; and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, has resulted in, or would reasonably be expected to result in, a Material Adverse Change;

(m) any Lien purported to be created under any Security Document shall, except to the extent permitted by the terms hereof or thereof, cease to be a valid and perfected first priority Lien on all or any portion of the Collateral; or

(n) the occurrence of a Key Person Event (as such term is defined in the Existing Credit Agreement as in effect on the Closing Date);

then, upon the occurrence and during the continuance of any Event of Default (other than one of the character described in clauses (e), (f) or (g) of this Section 13.1) and at the option of the holder or holders of more than fifty percent (50.0%) or more in aggregate principal amount of the Notes at the time outstanding (excluding any Notes at the time owned by any Subsidiary of the Company), exercised by written notice to the Company and the Collateral Agent, the principal of all Notes shall forthwith become due and payable, together with interest accrued thereon, and the Make-Whole Amount determined with respect of such principal amount (assuming for such purpose that such Notes are being prepaid in accordance with Section 9) without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, and the Company shall forthwith upon any such acceleration pay to the holder or holders of all the Notes then outstanding the entire principal of and interest accrued on the Notes; provided, that, in the case of an Event of Default of the character described in clauses (e), (f) or (g) of this Section 13.1, the principal of all Notes shall forthwith become due and payable, together with interest accrued thereon (including any interest accruing after the commencement of any action or proceeding under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable domestic or foreign federal or state bankruptcy, insolvency or other similar law, and any other interest that would have accrued but for the commencement of such proceeding, whether or not any such interest is allowed as an enforceable claim in such proceeding), without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, and the Company shall forthwith upon any such acceleration pay to the holder or holders of all the Notes then outstanding the entire principal of, interest accrued on and Make-Whole Amount (if any) on the Notes.

Notwithstanding the foregoing provisions, at any time after the occurrence and during the continuance of any Event of Default and of notice thereof, if any, by any holder or holders of Notes and before any judgment, decree or order for payment of the money due has been obtained by or on behalf of any holder or holders of the Notes, the Required Holders by written notice to the Company, may rescind and annul such Event of Default and/or notice of such Event of Default and the consequences thereof with respect to all of the Notes (including any Notes which were accelerated pursuant to the proviso in the preceding paragraph by any holder or holders on account of an Event of Default of the character described in clause (a) or (b) of this Section 13.1) if:

(1) the Company has paid a sum sufficient to pay:

(A) all overdue interest on all Notes;

(B) the principal of any Notes and any Make-Whole Amount which have become due otherwise than by such Event of Default or notice thereof and any amounts incurred by the Collateral Agent in connection with such Event of Default; and

(C) interest on such overdue principal and, to the extent that payment of such interest is lawful, interest upon overdue interest, all at the rate for overdue amounts specified in such Notes; and

(2) all Defaults and Events of Default, other than the non‑payment of amounts which have become due solely by such acceleration, have been cured or waived as provided in Section 16.

No such rescission shall affect any subsequent default or impair any right consequent thereon.

13.2 Suits for Enforcement, etc. In case any one or more of the Events of Default specified in Section 13.1 shall have occurred and be continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 13.1, the holder of any Note may proceed to protect and enforce its rights either by suit in equity or by action at law, or both. The Company and each of its Subsidiaries stipulate that the remedies at law of the holder or holders of the Notes in the event of any default by the Company or any of its Subsidiaries in the performance of or compliance with any covenant or agreement in this Agreement or any of the Notes are not and will not be adequate and that, to the fullest extent permitted by law, such terms may be specifically enforced by a decree for the specific performance thereof, whether by an injunction against a violation thereof or otherwise. Without limiting the generality of the foregoing (and without derogating from any provision contained in this Agreement or any of the Notes), upon the occurrence and during the continuance of an Event of Default, the Collateral Agent, at the written direction of the Required Holders (subject to the Collateral Agent’s rights under this Agreement and the other Operative Documents), or the Required Holders at the time outstanding shall, as a group, have the right to apply for and have a receiver appointed for the Company and its Subsidiaries, or any one or more of them, by a court of competent jurisdiction in any action taken by any such holders to enforce their respective rights and remedies hereunder and under the Notes in order to manage, protect and preserve the assets of the Company and its Subsidiaries and continue the operation of the business of the Company and its Subsidiaries, or to sell or dispose of the assets of the Company and its Subsidiaries, and to collect all revenues and profits thereof and apply the same to the payment of all expenses and other charges of such receivership, including the compensation of the receiver, and the Company and its Subsidiaries hereby consent to such appointment without regard to the presence or absence of any misfeasance or malfeasance or any other fact or circumstance which otherwise would provide a defense to such appointment.

13.3 No Election of Remedies. No remedy conferred in this Agreement or in any of the Notes upon the holder of any Notes is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or thereunder or now or hereafter existing at law or in equity or by statute or otherwise.

13.4 Remedies Not Waived. No course of dealing between the Company and any of its Subsidiaries, on the one hand, and any holder of any Notes, on the other hand, and no delay by any such holder in exercising any rights hereunder or under any of the Notes shall operate as a waiver of any rights of any such holder.

13.5 Application of Payments. In case any one or more of the Events of Default specified in Section 13.1 shall have occurred and be continuing, all amounts to be applied to the prepayment or payment of any Notes shall be applied, first, to the payment of all related costs, indemnities and expenses incurred by the Collateral Agent, the Paying Agent or the Registrar (including, without limitation, compensation to any and all trustees, liquidators, receivers or similar officials and reasonable and documented fees, out-of-pocket expenses and disbursements of counsel), and second to all related costs, indemnities and expenses incurred by the holders of the Notes (including, without limitation, compensation to any and all trustees, liquidators, receivers or similar officials and reasonable and documented fees, out-of-pocket expenses and disbursements of counsel) in such order of priority as is determined by the Required Holders entitled to such amounts.

13.6 Equity Cure. Notwithstanding anything to the contrary contained in Section 13.1 and Section 13.2, in the event the Company and its Subsidiaries fail to comply with the financial covenants set forth in Section 11.5 as of the last day of any fiscal quarter (each, a “Financial Covenant Default”), the Company shall have the right to cure such Financial Covenant Default by issuing Shares for cash or otherwise receiving cash contributions to the capital of the Company (any such amount, a “Cure Amount”) or by contributing and pledging additional assets as Collateral to secure the Notes (any such contribution and pledge, a “Collateral Contribution”) after the last day of such fiscal quarter and on or prior to the day that is fifteen (15) days prior to the first day of the immediately following fiscal quarter (the “Cure Deadline”). Any such Cure Amount shall result in a dollar-for-dollar increase to Liquidity (in the case of a breach of Section 11.5(a)), Tangible Net Worth (in the case of a breach of Section 11.5(b)), Net Worth (in the case of a breach of Section 11.5(c) and/or Section 11.5(d)) and EBITDA (in the case of a breach of Section 11.5(e)), and any such Collateral Contribution shall result in an increase to Total Collateral Value to the extent of the Value of such Collateral Contribution (in the case of a breach of Section 11.5(f)), solely for the purposes of determining compliance with such financial covenant at the end of such fiscal quarter, and any subsequent period that includes such fiscal fiscal quarter; provided that (a) notice of the Company’s intent to exercise its cure right pursuant to this Section 13.6 shall be delivered concurrently with the compliance certificate that is delivered for such fiscal quarter, (b) the amount of any Cure Amount will be no greater than the amount required to cause the Company and its Subsidiaries to be in compliance with the financial covenants giving rise to such Financial Covenant Default, (c) the Company shall not exercise its cure rights under this Section 13.6 (x) more than two (2) times in each four (4) consecutive fiscal quarter period (and not in consecutive fiscal quarters), and (y) more than five (5) times in the aggregate after the Closing Date, (d) all Cure Amounts or Collateral Contributions shall be used to recompute the applicable financial covenants in need of cure, but shall be disregarded for all other purposes under this Agreement, and (e) any Debt prepaid with the Cure Amount shall be deemed outstanding for purposes of determining compliance with the financial covenants for the fiscal month or fiscal quarter being cured or for next succeeding eleven (11) fiscal months and/or the next succeeding three (3) fiscal quarters, as applicable. Until the earlier to occur of the Cure Deadline and the date on which the holders of Notes are notified that the applicable Cure Amount or Collateral Contribution will not be made, and so long as no Event of Default (other than the Event of Default arising as a result of the applicable Financial Covenant Default) exists, no holder of any Note shall impose default rate interest, accelerate the Obligations, or exercise any enforcement remedy against the Company or its Subsidiaries or any of their respective properties solely as a result of the existence of such Financial Covenant Default or Financial Covenant Defaults; provided that, until timely receipt of the applicable Cure Amount or Collateral Contribution, an Event of Default shall be deemed to exist for all other purposes of this Agreement.

14. Registration, Transfer and Exchange of Notes; Restrictions on Transfer.

14.1 Registration of Notes. The Company shall keep at its principal executive office (or shall cause the Registrar to keep on its behalf) a register for the registration and registration of transfers of Notes (the “Notes Register”). The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in the Notes Register. If any holder of one or more Notes is a nominee, then (a) the name and address of the beneficial owner of such Note or Notes shall also be registered in such register as an owner and holder thereof and (b) at any such beneficial owner’s option, either such beneficial owner or its nominee may execute any amendment, waiver or consent pursuant to this Agreement. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall notify the Collateral Agent in writing of any changes to the holders of Notes (upon which the Collateral Agent may conclusively rely). The Company shall give to any holder of a Note that is an Institutional Investor and to the Collateral Agent promptly upon written request therefor by any such holder or the Collateral Agent, as the case may be, a complete and correct copy of the names and addresses of all registered holders of Notes.

14.2 Transfer and Exchange of Notes.

(a) Transfer and Exchange of Certificated Notes. Upon surrender of any Certificated Note to the Company for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Certificated Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Certificated Note or part thereof), within ten (10) Business Days thereafter, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Certificated Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Certificated Note. Each such new Certificated Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit 1(a). Each such new Certificated Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Certificated Note or dated the date of the surrendered Certificated Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Certificated Notes. Certificated Notes shall not be transferred in denominations of less than $100,000 or integral multiples of $1,000 in excess thereof, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Certificated Notes, one Certificated Note may be in a denomination of less than $100,000. Any transferee, by its acceptance of a Certificated Note registered in its name (or the name of its nominee), shall be deemed to have made the representations set forth in Section 23.

(b) Transfer and Exchange of Global Notes.

(i) Each Global Note will be registered in the name of the Depository or its nominee and, so long as DTC is serving as the Depository thereof, will bear the DTC Legend. The Company will enter into a letter of representations with DTC in the form provided by DTC and the Registrar and DTC Custodian will thereby be authorized to act in accordance with such letter and the Applicable Procedures. Neither the Registrar nor the DTC Custodian shall have responsibility for any actions taken or not taken by DTC or any Depository, nor be responsible or liable for any record keeping, procedures or protocols of DTC or any Depository.

(ii) Each Global Note will be delivered to the DTC Custodian as custodian for the Depository. Transfers of a Global Note (but not a beneficial interest therein) will be limited to transfers thereof in whole, but not in part, to the Depository, (A) except as set forth in Section 14.2(b)(iii) and (B) except that transfers of portions of any Global Note to Certificated Notes may be made upon request of an Agent Member (for itself or on behalf of a beneficial owner) by written notice given to the DTC Custodian by or on behalf of the Depository in accordance with customary procedures of the Depository and in compliance with this Section.

(iii) Members of, or direct or indirect participants in, the Depository (each, an “Agent Member”) will have no rights under this Agreement with respect to any Global Note held on their behalf by the Depository and the Depository may be treated by the Company, any agent of the Company and the Collateral Agent, Paying Agent and Registrar as the absolute owner and holder of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, the Depository or its nominee may grant proxies and otherwise authorize any Person (including any Agent Member and any Person that holds a beneficial interest in a Global Note through an Agent Member) to take any action which a holder of a Note is entitled to take under this Agreement or the Notes, and nothing herein will impair, as between the Depository and its Agent Members, the operation of customary practices governing the exercise of the rights of a holder of any Note.

(iv) If (A) the Depository notifies the Company that it is unwilling or unable to continue as Depository for a Global Note and a successor depositary is not appointed by the Company within 120 days of the notice or (B) an Event of Default has occurred and is continuing and the DTC Custodian has received a request from the Depository, the DTC Custodian will promptly exchange each beneficial interest in the Global Note for one or more Certificated Notes in authorized denominations having an equal aggregate principal amount registered in the name of the owner of such beneficial interest, as identified to the DTC Custodian by the Depository, and thereupon the Global Note will be deemed cancelled. If such Global Note does not bear the Restricted Legend, then the Certificated Notes issued in exchange therefor will not bear the Restricted Legend. If such Note bears the Restricted Legend, then the Certificated Notes issued in exchange therefor will bear the Restricted Legend.

(c) A holder may transfer a Global Note to another Person or exchange a Global Note for another Global Note or Global Notes of any authorized denomination by presenting to the Registrar a written request therefor stating the name of the proposed transferee or requesting such an exchange, accompanied by any certification, opinion or other document required by Section 14.3. The Registrar will promptly register any transfer or exchange that meets the requirements of this Section by noting the same in the register maintained by the Registrar for the purpose; provided that:

(i) no transfer or exchange will be effective until it is registered in such register; and

(ii) the Registrar will not be required (A) to issue, register the transfer of or exchange any Global Note for a period of fifteen (15) days before a selection of Global Notes to be prepaid or purchased pursuant to Section 9 of this Agreement, or (B) to register the transfer of or exchange any Global Note so selected for prepayment or purchase in whole or in part, except, in the case of a partial redemption or purchase, that portion of any Global Note not being redeemed or purchased. Prior to the registration of any transfer, the Company, the Registrar, the Collateral Agent and the Paying Agent and their agents will treat the Person in whose name the Note is registered as the owner and holder thereof for all purposes (whether or not the Global Note is overdue), and will not be affected by notice to the contrary.

No service charge will be imposed in connection with any transfer or exchange of any Global Note, but the Company or the Registrar may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than a transfer tax or other similar governmental charge payable upon exchange pursuant to subsection (a)). Any such exchange with respect to Global Notes shall comply with Applicable Procedures. Each new Global Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit 1(a). Each new Global Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Global Note or dated the date of the surrendered Global Note if no interest shall have been paid thereon. Global Notes shall not be transferred in denominations of less than $2,000; provided that if necessary to enable the registration of transfer by a holder of its entire holding of Global Notes, one Global Note may be in a denomination of less than $2,000.

(d) Global Note to Global Note. If a beneficial interest in a Global Note is transferred or exchanged for a beneficial interest in another Global Note, the Registrar will (A) record a decrease in the principal amount of the Global Note being transferred or exchanged equal to the principal amount of such transfer or exchange and (B) record a like increase in the principal amount of the other Global Note. Any beneficial interest in one Global Note that is transferred to a Person who takes delivery in the form of an interest in another Global Note, or exchanged for an interest in another Global Note, will, upon transfer or exchange, cease to be an interest in such Global Note and become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer and exchange restrictions, if any, and other procedures applicable to beneficial interests in such other Global Note for as long as it remains such an interest.

(e) Global Note to Certificated Note. If a beneficial interest in a Global Note is transferred or exchanged for a Certificated Note, the Registrar will (A) record a decrease in the principal amount of such Global Note equal to the principal amount of such transfer or exchange and (B) deliver one or more new Certificated Notes in authorized denominations having an equal aggregate principal amount to the transferee (in the case of a transfer) or the owner of such beneficial interest (in the case of an exchange), registered in the name of such transferee or owner, as applicable.

(f) Certificated Note to Global Note. If a Certificated Note is transferred or exchanged for a beneficial interest in a Global Note, the Registrar will (A) cancel such Certificated Note, (B) record an increase in the principal amount of such Global Note equal to the principal amount of such transfer or exchange and (C) in the event that such transfer or exchange involves less than the entire principal amount of the cancelled Certificated Note, deliver to the holder thereof one or more new Certificated Notes in authorized denominations having an aggregate principal amount equal to the untransferred or unexchanged portion of the cancelled Certificated Note, registered in the name of the holder thereof.

14.3 Restrictions on Transfer and Exchange of Global Notes.

(a) The transfer or exchange of any Global Note (or a beneficial interest therein) may only be made in accordance with this Section and Section 14.2(b) and the applicable rules and procedures of the Depository.

(b) Subject to paragraph (c), the transfer or exchange of any Global Note of the type set forth in column A below for a Global Note of the type set forth opposite in column B below may only be made in compliance with the certification requirements (if any) described in the clause of this paragraph set forth opposite in column C below.

A	B	C
Global Note	Global Note	(1)
Global Note	Certificated Note	(2)
Certificated Note	Global Note	(3)

(1) No certification is required.

(2) The Person requesting the transfer or exchange must deliver or cause to be delivered to the Registrar (x) a duly completed Rule 144A Certificate or (y) any other written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing acceptable to the Company, and/or an opinion of counsel and/or such other certifications and evidence as the Company may reasonably require in order to determine that the proposed transfer or exchange is being made in compliance with the Securities Act and any applicable securities laws of any state of the United States; provided that if the requested transfer or exchange is made by the holder of a Certificated Note that does not bear the Restricted Legend, then no certification is required.

(3) The Person requesting the transfer or exchange must deliver or cause to be delivered to the Registrar a duly completed Rule 144A Certificate.

(c) No certification is required in connection with any transfer or exchange of any Global Note (or a beneficial interest therein):

(i) after such Note is eligible for resale pursuant to Rule 144 under the Securities Act (or a successor provision) without the need for current public information; or

(ii) sold pursuant to an effective registration statement.

Any Certificated Note delivered in reliance upon this paragraph will not bear the Restricted Legend.

(d) The Registrar shall have no obligation or responsibility to ensure that transfers or exchanges of any Notes comply with applicable securities laws.

15. Replacement of Notes. Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $50,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b) in the case of mutilation, upon surrender and cancellation thereof,

within ten (10) Business Days thereafter, the Company at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

16. Amendment and Waiver.

(a) Any term of this Agreement and, unless explicitly provided otherwise therein, of any of the other Operative Documents may be amended, or compliance therewith may be waived, in writing only, by the written consent of the Required Holders and the Company, provided that (i) without the consent of the holders of all of the Notes at the time outstanding, no such amendment or waiver shall (A) change the amount of the principal of or any rate of interest on any of the Notes (other than a waiver of default interest) or the Make-Whole Amount (or any method of computation thereof), change the time or amount of any prepayment or payment of principal of the Notes (whether at the stated maturity thereof or otherwise), or change any other payment terms of any of the Notes, subordinate the obligation of the Company (or of any other Person primarily or secondarily liable therefor) to pay any amount due on the Notes to any other obligation or release or subordinate the Liens granted to the Collateral Agent on any Collateral (except as expressly permitted hereunder), or (B) change the percentage of holders of Notes required to approve any such amendment, effectuate any such waiver or accelerate payment of the Notes, (ii) no such amendment or waiver shall extend to or affect any obligation not expressly amended or waived or impair any right consequent thereon, and (iii) no such amendment or waiver effecting the rights of the Collateral Agent, the Paying Agent or the Registrar shall be effective without the written consent of the Collateral Agent, the Paying Agent or the Registrar, as applicable. Executed or true and correct copies of any amendment, waiver or consent effected pursuant to this Section 16 shall be delivered by the Company to each holder of Notes forthwith (but in any event not later than five days) following the effective date thereof.

(b) The Company will not, directly or indirectly, request or negotiate for, or offer or pay any remuneration or grant any security as an inducement for, any proposed amendment or waiver of any of the provisions of this Agreement or any of the other Operative Documents unless each holder of the Notes of each class affected thereby (irrespective of the kind and amount of Notes then owned by it) shall be paid such remuneration or be granted such security on the same terms, ratably to each holder even if such holder did not consent to such amendment or waiver and, if such holder is entitled to the benefit of any such provision proposed to be amended or waived, shall be afforded the opportunity of considering the same, shall be supplied by the Company with sufficient information to enable it to make an informed decision with respect thereto and shall be offered and paid such remuneration and granted such security on the same terms.

(c) In determining whether the requisite holders of Notes have given any authorization, consent or waiver under this Section 16, any Notes owned by the Company or any of its Subsidiaries or Affiliates shall be disregarded and deemed not to be outstanding.

(d) Any amendment or waiver made pursuant to this Section 16 by a holder that has transferred or has agreed to transfer its Notes to any of the Company and its Subsidiaries or to any of their Affiliates and has provided or has agreed to provide such amendment or waiver as a condition to such transfer shall be void and of no force and effect except solely as to such holder, and any amendments effected or waivers granted that would not have been or would not be so effected or granted but for such amendment or waiver (and the amendments or waivers of all other holders that were acquired under the same or similar conditions) shall be void and of no force and effect, retroactive to the date such amendment or waiver initially took or takes effect, except solely as to such holder.

(e) No amendment or waiver of any of Section 27 hereof, or any defined term (as it is used therein), will be effective as to the Collateral Agent unless consented to by the Collateral Agent in writing.

(f) In connection with any amendment or waiver, the Collateral Agent shall be entitled to receive an Officers’ Certificate and an opinion of counsel confirming that such amendment or waiver is authorized or permitted by this Agreement and all conditions precedent thereto have been satisfied, and instructing the Collateral Agent to execute such amendment or waiver.

17. Method of Payment of Notes.

17.1 Place of Payment. Subject to Section 17.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in U.S. dollars at the principal office of the Company located at 390 RXR Plaza, Uniondale, New York 11556; provided, however, that all payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes represented by one or more permanent Global Notes registered in the name of or held by the Depository or its nominee shall be made by wire transfer of immediately available funds to the accounts specified by the holder or holders thereof. The Company may at any time, by notice to each holder of a Certificated Note, change the place of payment of the Certificated Notes so long as such place of payment shall be either a principal office of the Company in the United States or a principal office of a bank or trust company in the United States. With respect to payments on any Global Note, the Company shall initially appoint the Paying Agent as paying agent who shall act in accordance with the Agent Agreement. With respect to payments on any Global Note, the Company may change the paying agent, with prior notice to the holders.

17.2 Payment by Wire Transfer. So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 17.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, interest and all other amounts becoming due hereunder by the method and at the address specified for such purpose below such Purchaser’s name in Schedule I hereto, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 17.1; provided, however, that all such payments on the Global Notes registered in the name of or held by the Depository or its nominee shall be made in accordance with the Applicable Procedures. Prior to any sale or other disposition of any Note held by a Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 17.2. The Company will afford the benefits of this Section 17.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 17.2.

17.3 FATCA Information. By acceptance of any Certificated Note, the holder of such Certificated Note agrees that such holder will with reasonable promptness duly complete and deliver to the Company or the Paying Agent, or to such other Person as may be reasonably requested by the Company, from time to time (a) in the case of any such holder that is a United States Person, such holder’s United States tax identification number or other forms reasonably requested by the Company necessary to establish such holder’s status as a United States Person under FATCA and as may otherwise be necessary for the Company to comply with its obligations under FATCA and (b) in the case of any such holder that is not a United States Person, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation as may be necessary for the Company to comply with its obligations under FATCA and to determine that such holder has complied with such holder’s obligations under FATCA or to determine the amount (if any) to deduct and withhold from any such payment made to such holder. Nothing in this Section 17.3 shall require any holder to provide information that is confidential or proprietary to such holder unless the Company is required to obtain such information under FATCA and, in such event, the Company shall treat any such information it receives as confidential.

18. Expenses; Indemnity. Whether or not the transactions contemplated by any of the Operative Documents shall be consummated, the Company and its Subsidiaries will, jointly and severally, pay or cause to be paid (or reimbursed, as the case may be) and will defend, indemnify and hold each Purchaser (and each other holder of any of the Notes) and each of such Purchaser’s (and such other holder’s) directors, officers, employees, agents, advisors, attorneys and Affiliates (each, an “Indemnitee”) harmless (on an after tax basis) in respect of all costs, losses, expenses (including, without limitation, the reasonable and documented fees, out-of-pocket costs, expenses and disbursements of counsel) and damages (collectively, “Indemnified Costs”) incurred by or asserted against any Indemnitee in connection with the negotiation, execution, delivery, performance and/or enforcement of this Agreement or any of the other Operative Documents (including, without limitation, so-called work-outs and/or restructurings and all amendments, waivers and consents hereunder and thereunder, whether or not effected) and/or the consummation of the transactions contemplated hereby and thereby, including, without limitation, any and all Indemnified Costs related in any way to the requirements of any Environmental Laws (as the same may be amended, modified or supplemented from time to time) or to any environmental investigation, assessment, site monitoring, containment, clean up, remediation, removal, restoration, reporting and sampling, whether or not consented to, or requested or approved by, any Indemnitee, and whether or not such Indemnified Cost is attributable to an event or condition originating from any properties or assets of the Company or any of its Subsidiaries or any other properties previously or hereafter owned, leased, occupied or operated by the Company or any of its Subsidiaries. Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall have any obligation to an Indemnitee under this Section 18 with respect to any Indemnified Cost to the extent such Indemnified Cost arises as a result of (x) the gross negligence or willful misconduct of such Indemnitee as determined by a court of competent jurisdiction by final and nonappealable judgment, (y) a claim brought by the Company or any of its Subsidiaries against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Operative Document, if the Company or such Subsidiary has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) result from a claim not involving an act or omission of the Company or any of its Subsidiaries and that is brought by an Indemnitee against another Indemnitee (other than against the arranger or the Collateral Agent in their capacities as such).

19. Taxes. The Company will pay all taxes and fees (including interest and penalties), including without limitation, all recording and filing fees, issuance and documentary stamp and similar taxes, that may be payable in respect of the execution and delivery of this Agreement and each of the other Operative Documents.

20. Communications. Except to the extent otherwise provided in Section 7.4, all notices and communications provided for hereunder and in the Operative Documents (except to the extent provided otherwise in such Operative Documents) shall be in writing and sent (1) by registered or certified mail with return receipt requested or express or priority mail with online tracking service available (postage prepaid), (2) by fax if the recipient has provided a fax number in its notice details (provided that a copy of such sent fax is kept on file, whether electronically or otherwise, by the sending party and the sending party does not receive an automatically generated message that such fax could not be delivered to its recipient), (3) by a nationally recognized commercial delivery service (charges prepaid) or (4) by e-mail if the recipient has provided an e-mail address in its notice details (provided that a copy of such sent e-mail is kept on file, whether electronically or otherwise, by the sending party and the sending party does not receive an automatically generated message from the recipient’s e-mail server that such e-mail could not be delivered to its recipient). Any such notice must be sent:

(i) if to the Company, to:

ACRES Commercial Realty Corp.
390 RXR Plaza
Uniondale, NY 11556
Attention: Jaclyn Jesberger

with a copy (which shall not constitute notice) to:

Hunton Andrews Kurth LLP
2200 Pennsylvania Avenue NW
Washington, DC 20037
Attention: Robert Smith

or at such other address (or telecopy number) as may be furnished in writing by the Company to each holder of any Note,

(ii) if to the Collateral Agent, to it at

UMB Bank, N.A.

5555 San Felipe Street, Suite 870

Houston, TX 77056

Attention: Nicholas McArthur

(iii) if to any Purchaser, at its address for such purpose set forth in Schedule I attached hereto, or at such other address as such Purchaser shall have specified to the Company in writing.

and, (iv) if to any other holder of any Note, at the address of such holder as it appears on the Notes Register, or at such other address as may be furnished in writing by any Purchaser or by any other holder to the Company. Communications under this Section 20 shall be deemed given only when actually received.

21. Survival of Agreements, Representations and Warranties, etc. All agreements, representations and warranties contained herein and in the other Operative Documents shall be deemed to have been relied upon by each Purchaser and shall survive the execution and delivery of this Agreement and each of the other Operative Documents, the issue, sale and delivery of the Notes and payment therefor and any disposition of the Notes by any Purchaser, whether or not any investigation at any time is made by or on behalf of any Purchaser. All indemnification or reimbursement provisions, including, without limitation, those contained in Sections 21 and 22, shall survive the date upon which none of the Notes shall be outstanding and the termination of this Agreement and each of the other Operative Documents.

22. Successors and Assigns; Rights of Other Holders. This Agreement and, unless explicitly provided otherwise therein, each of the other Operative Documents shall bind and inure to the benefit of and be enforceable by the Company and each Purchaser, to the Company’s and each Purchaser’s successors and assigns, and, in addition, shall inure to the benefit of and be enforceable by each holder from time to time of any Notes who, upon acceptance thereof, shall, without further action, be entitled to enforce the applicable provisions and enjoy the applicable benefits hereof and thereof. The Company may not assign any of its rights or obligations hereunder or under any of the other Operative Documents without the written consent of all of the holders of the Notes then outstanding, except by virtue of a merger, consolidation or similar transaction expressly permitted hereunder.

23. Purchase for Investment; ERISA.

(a) Each Purchaser, severally and not jointly, represents and warrants (i) that it has been furnished with all information that it has requested for the purpose of evaluating its proposed acquisition of the Notes to be issued to it pursuant hereto, (ii) that it will acquire such Notes in its ordinary course of business for its own account for investment and not for distribution in any manner that would violate applicable securities laws, but without prejudice to its rights to dispose of such Notes or a portion thereof to a transferee or transferees, in accordance with such laws if at some future time such Purchaser shall deem it advisable to do so and (iii) that it is an “accredited investor” as such term is defined in Regulation D of the SEC under the Securities Act. The acquisition of such Notes by each Purchaser at the Closing shall constitute its confirmation of the foregoing representations and warranties. Each Purchaser understands that such Notes are being sold to it in a transaction which is exempt from the registration requirements of the Securities Act, and that, in making the representations and warranties contained in Section 5.16, the Company and their counsel are relying, to the extent applicable, upon such Purchaser’s representations and warranties contained herein.

(b) Each Purchaser represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) used by such Purchaser to pay the purchase price of the Notes purchased by such Purchaser hereunder:

(i) the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the NAIC (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(ii) the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(iii) the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(iv) the Source constitutes assets of an “investment fund” (within the meaning of Section VI of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Section VI of the QPAM Exemption), no employee benefit plan’s assets that are managed by the QPAM in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM, the conditions of Sections I(c), I(g) (regarding eligibility), and I(k) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM maintains an ownership interest in the Company that would cause the QPAM and the Company to be “related” within the meaning of Section VI(h) of the QPAM Exemption and (i) the identity of such QPAM and (ii) the names of any employee benefit plans whose assets in the investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization, represent 10% or more of the assets of such investment fund, have been disclosed to the Company in writing pursuant to this clause (d); or

(v) the Source constitutes assets of a “plan(s)” (within the meaning of Part IV(h) of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV(a) of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Part IV(d)(3) of the INHAM Exemption) owns a 10% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or

(vi) the Source is a governmental plan; or

(vii) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (vii); or

(viii) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 23(b), the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

24. Governing Law; Jurisdiction; Waiver of Jury Trial.

This Agreement and, unless explicitly provided otherwise therein, each of the other Operative Documents, including the validity hereof and thereof and the rights and obligations of the parties hereunder and thereunder, and all amendments and supplements hereof and thereof and all waivers and consents hereunder and thereunder, shall be construed in accordance with and governed by the domestic substantive laws of the State of New York without giving effect to any choice of law or conflicts of law provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law, which shall govern). The Company, to the extent that it may lawfully do so, hereby consents to service of process, and to be sued, in the State of New York and consents to the non-exclusive jurisdiction of the courts of the State of New York sitting in New York County and the United States District Court for the Southern District of New York, as well as to the non-exclusive jurisdiction of all courts to which an appeal may be taken from such courts, for the purpose of any suit, action or other proceeding arising out of any of its obligations hereunder or thereunder or with respect to the transactions contemplated hereby or thereby, and expressly waives any and all objections it may have as to venue in any such courts. The Company further agrees that a summons and complaint commencing an action or proceeding in any of such courts shall be properly served and shall confer personal jurisdiction if served personally or by certified mail to it at its address referred to in Section 20 or as otherwise provided under the laws of the State of New York. Notwithstanding the foregoing, the Company agrees that nothing contained in this Section 24 shall preclude the institution of any such suit, action or other proceeding in any jurisdiction other than the State of New York. EACH PARTY HERETO TO THE EXTENT PERMITTED BY APPLICABLE LAW IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION OR OTHER PROCEEDING INSTITUTED BY OR AGAINST IT IN RESPECT OF ITS OBLIGATIONS HEREUNDER OR THEREUNDER OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

25. Miscellaneous. The headings in this Agreement and in each of the other Operative Documents are for purposes of reference only and shall not limit or otherwise affect the meaning hereof or thereof. This Agreement (together with the other Operative Documents) embodies the entire agreement and understanding among the Purchasers and the Company and supersedes all prior agreements and understandings relating to the subject matter hereof. Each covenant contained herein and in each of the other Operative Documents shall be construed (absent an express provision to the contrary) as being independent of each other covenant contained herein and therein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. If any provision in this Agreement or in any of the other Operative Documents refers to any action taken or to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable, whether such action is taken directly or indirectly by such Person. In case any provision in this Agreement or any of the other Operative Documents shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. This Agreement and, unless explicitly provided otherwise therein, each of the other Operative Documents, may be executed (including by pdf or other facsimile or electronic transmission) in any number of counterparts by the parties hereto or thereto, as the case may be, on separate counterparts but all such counterparts shall together constitute but one and the same instrument. The parties hereto have participated jointly in the negotiation and drafting of this Agreement, and if an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. Delivery of an electronic signature to, or a signed copy of, this Agreement by facsimile, email or other electronic transmission shall be fully binding on the parties to the same extent as the delivery of the signed originals and shall be admissible into evidence for all purposes. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement (other than the Notes) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Company and the holders of the Notes, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Notwithstanding the foregoing, if any holder of a Note shall request manually signed counterpart signatures this Agreement, the Company hereby agrees to use its reasonable endeavors to provide such manually signed signature pages as soon as reasonably practicable.

26. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Note, together with all fees, charges and other amounts which are treated as interest on such Note under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Purchaser holding such Note in accordance with applicable law, the rate of interest payable in respect of such Note hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Note but were not payable as a result of the operation of this section shall be cumulated and the interest and Charges payable to such Purchaser in respect of other Notes or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the base rate to the date of repayment, shall have been received by such Purchaser.

27. Collateral Agent.

27.1 Appointment and Authority. Each Purchaser hereby appoints UMB Bank, N.A. to act on its behalf as the Collateral Agent hereunder and under the Security Documents and authorizes the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Collateral Agent by the terms hereof or thereof for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Company, together with such powers and discretion as are reasonably incidental thereto, and UMB Bank, N.A., hereby accepts such appointment. In connection therewith, the Collateral Agent and any sub-agents appointed by the Collateral Agent for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under any Security Document, or for exercising any rights and remedies thereunder, shall be entitled to the benefits of all provisions of this Section 27, as though such sub-agents were the Collateral Agent, as if set forth in full herein with respect thereto. The Purchasers, by their signature hereto, hereby instruct the Collateral Agent to execute and deliver this Agreement, each other Operative Document to which it is a party, and each other applicable document to be entered in connection with the transactions to be consummated in connection with the issuance of the Notes.

27.2 Exculpatory Provisions. The Collateral Agent shall not have any duties or obligations except those expressly set forth herein and in the Security Documents, which shall be ministerial and administrative in nature. Without limiting the generality of the foregoing, the Collateral Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the Security Documents that the Collateral Agent is required to exercise as directed in writing by the Required Holders; provided that, the Collateral Agent will act in accordance with the written direction of the Required Holders (subject to the Collateral Agent’s rights hereunder); provided further that, the Collateral Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Collateral Agent to liability or that is contrary to the Security Documents or applicable law, and the Collateral Agent shall be under no obligation to exercise or to honor any of the rights or powers vested in it by this Agreement at the request or direction of the Required Holders unless such holders shall have offered to the Collateral Agent security or indemnity satisfactory to the Collateral Agent against the costs, expenses and liabilities which might reasonably be incurred by it in compliance with such request or direction;

(c) shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company that is communicated to or obtained by the Person serving as the Collateral Agent or any of its Affiliates in any capacity; and

(d) shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Holders or (ii) in the absence of its own gross negligence or willful misconduct as determined by a final and non-appealable judgment of a court of competent jurisdiction.

If the Collateral Agent requests instructions from the Required Holders with respect to any action or omission in connection with this Agreement or the Security Documents, the Collateral Agent shall be entitled (without incurring any liability therefor) to refrain from taking such action and continue to refrain from acting unless and until the Collateral Agent shall have received written instructions from the Required Holders with respect to such request.

The Collateral Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to a Responsible Officer of the Collateral Agent in writing by the Company. In the event that the Collateral Agent receives such written notice, the Collateral Agent shall give prompt notice thereof to each holder of a Note (as set forth on the books of the Registrar). Upon the occurrence of a Default or Event of Default, the Collateral Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed in writing by the Required Holders (subject to the Collateral Agent’s rights hereunder). Unless and until the Collateral Agent shall have received such direction, the Collateral Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to any such Default or Event of Default as it shall deem advisable in the best interest of the holders. In no event shall the Collateral Agent be required to comply with any such directions to the extent that the Collateral Agent believes that its compliance with such directions may expose the Collateral Agent to liability or would be unlawful.

The Collateral Agent may consult counsel and other relevant experts of its selection and the advice or opinion of such counsel or expert shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice or opinion of such counsel or expert.

The Collateral Agent shall not be responsible or liable for errors, omissions, delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, edicts of any government or governmental agency, strikes, lockouts, riots, acts of war, epidemics, pandemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.

Anything in this Agreement notwithstanding, in no event shall the Collateral Agent be liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including lost profits), even if the Collateral Agent has been advised of such loss or damage and regardless of the form of action.

The Collateral Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any Security Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any Security Document or any other agreement, instrument or document or the creation, perfection or priority of any Lien purported to be created by any Security Document, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Section 4 or elsewhere herein. The Collateral Agent shall not be responsible for the preparation, filing, monitoring or for the correctness, sufficiency or effectiveness of any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any liens in the Collateral. The permissive rights and powers of the Collateral Agent to do things enumerated in this Agreement and the Operative Documents (including taking any action following an Event of Default and requesting any act) shall not be construed as a duty or obligation.

The Collateral Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, entitlement order, approval or other paper or document or be required to recalculate, evaluate or verify any report, certificate or information received by it from the Company or any Purchaser or to otherwise monitor the activities of the Company or any Purchaser.

Notwithstanding anything contained in this Agreement or the other Operative Documents to the contrary, without limiting any rights, protections, immunities or indemnities afforded to the Collateral Agent hereunder, phrases such as “satisfactory to the Collateral Agent,” “approved by the Collateral Agent,” “acceptable to the Collateral Agent,” “as determined by the Collateral Agent,” “in the Collateral Agent’s discretion,” “selected by the Collateral Agent,” “elected by the Collateral Agent,” “requested by the Collateral Agent,” and phrases of similar import that authorize or permit the Collateral Agent to approve, disapprove, determine, act or decline to act in its discretion shall be subject to the Collateral Agent (as the case may be) receiving written direction and, if necessary in the Collateral Agent’s sole discretion, satisfactory indemnity from the Required Holders (or such other number or percentage of the holders as shall be expressly provided for herein or in the other Operative Documents) to take such action or to exercise such rights (it being understood that nothing contained in this Agreement or any other Operative Document shall impose a duty on the Collateral Agent to make any such determination or take any action independent of such written direction from the Required Holders (or such other number or percentage of the holders as shall be expressly provided for herein or in the other Operative Documents) or exercise any discretionary acts). The Collateral Agent shall have no liability for any delay in acting, or failure to act, while awaiting direction or indemnity.

The Collateral Agent may accept and reasonably rely on all accounting, records and work of any Person without audit. If any error, inaccuracy or omission (collectively, “Errors”) exist in any information received, and such Errors should cause or materially contribute to the Collateral Agent making or continuing any Error (collectively, “Continued Errors”), the Collateral Agent shall have no liability for such Continued Errors.

The Collateral Agent shall in no event have any liability for the actions or omissions of the Company or any other Person, and shall have no liability for any inaccuracy or error in any duty performed by it that results from or is caused by inaccurate, untimely or incomplete information or data received by it from the Company or any other Person. The Collateral Agent shall not be liable for failing to perform or delay in performing its specified duties hereunder which results from or is caused by a failure or delay on the part of the Company or any other Person in furnishing necessary, timely and accurate information to the Collateral Agent.

The Collateral Agent shall not be liable to any holder, the Company or any other Person with respect to its failure to take any action under this Agreement or any of the other Operative Documents directed by the Required Holders if such action would, in the good faith opinion of the Collateral Agent, result in liability to the Collateral Agent or be unlawful or contrary to the terms and provisions of this Agreement or any other Operative Document.

No provision of this Agreement or the other Operative Documents shall require the Collateral Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers contemplated hereunder, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk, expense or liability is not reasonably assured to it. If any indemnity in favor of the Collateral Agent shall be or become, in the Collateral Agent’s reasonable determination, inadequate, the Collateral Agent may call for additional indemnification and cease to do the acts indemnified against hereunder until such additional indemnity is given.

If at any time the Collateral Agent is served with any arbitral, judicial or administrative order, judgment, award, decree, writ or other form of arbitral, judicial or administrative process which in any way affects this Agreement, the Notes, the Collateral or any part thereof or funds held by it (including, but not limited to, orders of attachment or garnishment or other forms of levies or injunctions), it shall be authorized to comply therewith in any manner as it or its legal counsel of its own choosing determines necessary, and if the Collateral Agent complies with any such arbitral, judicial or administrative order, judgment, award, decree, writ or other form of arbitral, judicial or administrative process, the Collateral Agent shall not be liable to any of the parties hereto or to any other Person even though such order, judgment, award, decree, writ or process may be subsequently modified or vacated or otherwise determined to have been without legal force or effect.

The rights, protections, and immunities of the Collateral Agent set forth herein will also be applicable to the Collateral Agent’s role under any other Operative Document and to any other role undertaken by UMB Bank, N.A. under this Agreement or the Operative Documents, including as Paying Agent and Registrar.

The Collateral Agent shall be entitled to utilize Affiliates in opening and maintaining any accounts opened hereunder.

The Company recognizes that Collateral Agent may be unable to effect a public sale of the Collateral by reason of certain provisions contained in the Securities Act and applicable state securities laws and, under the circumstances then existing, may reasonably resort to a private sale to a restricted group of purchasers who will be obliged to agree, among other things, to acquire the Collateral for their own account for investment and not with a view to the distribution or resale of the Collateral. The Company agrees that a private sale so made may be at a price and on other terms less favorable to the seller than if the Collateral were sold at public sale and that Collateral Agent has no obligation to delay sale of the Collateral for the period of time necessary to permit the Company, even if the Company would agree, to register or qualify the Collateral for public sale under the Securities Act, and applicable state securities laws. The Company agrees that a private sale made under the foregoing circumstances and in compliance with the terms of this Agreement and otherwise in a commercially reasonable manner shall be deemed to have been made in a commercially reasonable manner under the UCC. The Company and the holders hereby agree that in respect of any sale of any of the Collateral pursuant to the terms hereof, the Collateral Agent is hereby authorized to comply with any limitation or restriction in connection with such sale as it may be advised by counsel is necessary in order to avoid any violation of applicable laws, or in order to obtain any required approval of the sale or of the purchaser by any governmental authority or official, and the Company and the holders further agree that such compliance shall not, in and of itself, result in such sale being considered or deemed not to have been made in a commercially reasonable manner, nor shall Collateral Agent be liable or accountable to the Company or holders for any discount allowed by reason of the fact that the Collateral or any part thereof is sold in compliance with any such limitation or restriction.

The Collateral Agent shall incur no liability as a result of the sale of the Collateral, or any part thereof, at any public or private sale conducted in accordance with the requirements of applicable laws and the terms of this Agreement. Furthermore, the Company and each holder agrees that in connection with any sale, the Collateral Agent shall be entitled to engage and rely upon the opinion and advice of relevant experts as to the valuation of the Collateral, the sale process and the commercial reasonability thereof.

27.3 Reliance by Collateral Agent. The Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including, but not limited to, any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Collateral Agent also may rely upon any statement made to it orally or by telephone and believed by it in good faith to have been made by the proper Person and shall not incur any liability for reasonably relying thereon.

27.4 Delegation of Duties. The Collateral Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any Security Document by or through any one or more sub-agents or designees appointed by the Collateral Agent. The Collateral Agent and any such sub-agent or designee may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 27 shall apply to any such sub-agent or designee and to the Related Parties of the Collateral Agent and any such sub-agent or designee. The Collateral Agent shall have no responsibility for the conduct or negligence of any sub-agent or designee appointed by it in good faith hereunder, except to the extent that the Collateral Agent acted with gross negligence or willful misconduct in the appointment of such sub-agent or designee and this provision shall not limit in any way the liability that any such sub-agent or designee may otherwise have to the holders in connection with the performance of its duties.

27.5 Fees and Expenses. The Company agrees that it shall pay the Collateral Agent its fees for its services hereunder and under the Security Documents in accordance with the fee schedule executed by the Company and the Collateral Agent and shall reimburse the Collateral Agent for all expenses and costs incurred (including the fees, costs and expenses of counsel, agents and experts). In the event that it should become necessary for the Collateral Agent to perform extraordinary services, the Collateral Agent shall be entitled to reasonable additional compensation therefor and to reimbursement for reasonable and necessary extraordinary expenses in connection therewith; provided that if such extraordinary services or extraordinary expenses are occasioned by the gross negligence or willful misconduct of the Collateral Agent it shall not be entitled to compensation or reimbursement therefor.

27.6 Indemnification.

(a) The Company shall indemnify the Collateral Agent, the Paying Agent and Registrar (and together with their respective officers, directors, employees, representatives, attorneys and agents, the “Indemnitees,” and each an “Indemnitee”) against, and hold each Indemnitee harmless from, and shall pay or reimburse any such Indemnitee for, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel, agent or expert for any Indemnitee and including the cost of enforcing this indemnification obligation), in any way arising out of this Agreement, the Security Documents, the Operative Documents or in connection with the Collateral, including such amounts incurred by any Indemnitee or asserted against any Indemnitee by any party hereto or third party in any suit, action, claim or proceeding or in connection with enforcing the Company’s indemnity obligations hereunder, such amounts arising out of or resulting from any breach of any representation or warranty, covenant or agreement of the Company in this Agreement or any other Operative Document or otherwise, or such amounts arising with respect to Collateral Agent’s execution, delivery, performance, administration or enforcement of this Agreement or the Security Documents; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. If the Company defaults in its obligations in this Section 27.6(a), the Purchasers agree to indemnify the Indemnitees ratably, from and against any and all losses which may be imposed on, incurred by or asserted against the Indemnitees in any way relating to or arising out of this Agreement, or any other Operative Document, the transactions contemplated hereunder, or any action taken or omitted by an Indemnitee; provided that no Purchaser will be liable for such losses resulting solely from such Indemnitee’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction.

(b) The Company may defend the claim and the subject Indemnitee will cooperate in the defense, provided, the Company may not settle any claim without the written consent of the Indemnitee. An Indemnitee may have separate counsel and the Company will pay the reasonable fees and expenses of such counsel.

(c) The provisions of this Section 27.6 shall survive the replacement or removal of the Collateral Agent, the Paying Agent and the Registrar.

27.7 Resignation and Removal of Collateral Agent.

(a) The Collateral Agent may at any time give thirty (30) days prior written notice of its resignation to the holders and the Company. Upon receipt of any such notice of resignation, the Required Holders shall have the right to appoint a successor Collateral Agent, which shall be a bank or trust company with an office in the United States, or an Affiliate of any such bank or trust company with an office in the United States having capital of not less than $100,000,000 and shall, unless a Default or an Event of Default has occurred and is continuing at the time of such appointment, be reasonably acceptable to the Company. If no such successor shall have been so appointed by the Required Holders and shall have accepted such appointment within thirty (30) days after the retiring Collateral Agent gives notice of its resignation, or by such earlier date as agreed by the Required Holders (the “Collateral Agent Resignation Date”), then the retiring Collateral Agent may petition a court of competent jurisdiction for the appointment of a successor Collateral Agent. Regardless of whether a qualifying Person has accepted such appointment, such resignation shall nonetheless become effective in accordance with such notice on the Collateral Agent Resignation Date.

(b) The Collateral Agent may be removed as Collateral Agent by the Required Holders at any time upon thirty (30) days prior written notice to the Collateral Agent as of the date set forth in such notice (the “Collateral Agent Removal Date”). Upon any such removal, the Required Holders shall have the right to appoint a successor Collateral Agent, which shall be a bank or a trust company with an office in the United States having capital of not less than $100,000,000, or an Affiliate of any bank or trust company with an office in the United States and shall, unless a Default or an Event of Default has occurred and is continuing at the time of such appointment, be reasonably acceptable to the Company. If no such successor shall have been so appointed by the Required Holders and shall have accepted such appointment on the Collateral Agent Removal Date, such removal shall (subject to Section 27.7(c)(i) below) nonetheless become effective in accordance with such notice on the Collateral Agent Removal Date.

(c) With effect from the Collateral Agent Resignation Date or the Collateral Agent Removal Date (and following payment of all amounts due and owning to the Collateral Agent, Paying Agent and Registrar under this Agreement and the other Operative Documents), as applicable (i) the retiring or removed Collateral Agent shall be discharged from its duties and obligations hereunder and under the Security Documents (except that in the case of retirement of the Collateral Agent, any Collateral held by the Collateral Agent on behalf of the holders under the Security Documents, the retiring or removed Collateral Agent shall continue to hold such collateral security until such time as a successor Collateral Agent is appointed and all of the rights of the Collateral Agent have been assigned to the successor Collateral Agent) and (ii) except for any indemnity payments, reimbursement amounts and fees owing to the retiring or removed Collateral Agent, all payments, communications and determinations provided to be made by, to or through the Collateral Agent shall instead be made by or to each holder directly, until such time, if any, as the Required Holders appoint a successor Collateral Agent, as provided for herein. Upon the acceptance of a successor’s appointment as Collateral Agent, hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Collateral Agent (except with respect to indemnity payments, reimbursement amounts and fees owed to the retiring or removed Collateral Agent), and the retiring or removed Collateral Agent shall be discharged from all of its duties and obligations hereunder or under the Security Documents. The fees payable by the Company to a successor Collateral Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring or removed Collateral Agent’s resignation or removal hereunder and under the Security Documents, the provisions of this Section shall continue in effect for the benefit of such retiring or removed Collateral Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Collateral Agent was acting as Collateral Agent hereunder.

27.8 Merger or Consolidation. Any person (a) into which the Collateral Agent may be merged or consolidated, (b) that may result from any merger or consolidation to which the Collateral Agent shall be a party, or (c) that may succeed to all or substantially all of the corporate trust properties and assets of the Collateral Agent shall be the successor to the Collateral Agent under this Agreement without further act of any of the parties to this Agreement.

27.9 Non-Reliance on Collateral Agent and Holders of Notes. Each holder acknowledges that it has, independently and without reliance upon the Collateral Agent or any other holder or any of their respective Affiliates and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each holder also acknowledges that it will, independently and without reliance upon the Collateral Agent or any other holder or any of their respective Affiliates and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any Security Document or any related agreement or any document furnished hereunder or thereunder.

27.10 Collateral Agent May File Proofs of Claim. In case of the pendency of any proceeding under any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws, the Collateral Agent (irrespective of whether the principal of any Note shall then be due and payable as set forth herein or by declaration or otherwise and irrespective of whether the Collateral Agent shall have made any demand on the Company) shall be entitled and empowered (but not obligated), by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal, interest, Make-Whole Amount, and other fees and expenses owing and unpaid in respect of the Notes and all other Obligations that are owing and unpaid, and to file such other documents as may be necessary or advisable in order to have the claims of the holders and the Collateral Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the holders or the Collateral Agent and their respective agents and counsel and all other amounts due to the holders and Collateral Agent) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

(c) and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each holder to make such payments to the Collateral Agent and, if the Collateral Agent shall consent to the making of such payments directly to the holders, to pay to the Collateral Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Collateral Agent and its agents and counsel, and any other amounts due the Collateral Agent.

27.11 Collateral Matters. The holders irrevocably authorize the Collateral Agent to release any Lien on any property granted to or held by the Collateral Agent under the Security Documents (i) upon termination of the Notes and payment in full of all Obligations (other than contingent indemnification obligations for which no claim has been asserted)(as conclusively established by an Officer’s Certificate from the Company) and (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition that is permitted under this Agreement or under any other Operative Document pursuant to an Officer’s Certificate stating that such release is permitted under the Operative Documents and direction to the Collateral Agent to so release. At the written direction of the Required Holders, the Collateral Agent is authorized to release or subordinate its interest in particular types or items of property or to release any Guarantor from its obligations under any Operative Document pursuant to this Section 27.11.

27.12 Paying Agent and Registrar; Third Party Beneficiaries. The Paying Agent and the Registrar shall be appointed pursuant to, shall carry out its obligations hereunder in accordance with, and shall be entitled to its rights, immunities and indemnities under, the Agent Agreement. Each of the Paying Agent and the Registrar shall be a third party beneficiary of this Agreement.

[The remainder of this page is intentionally left blank.]